Use these links to rapidly review the document
TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5) under the
Securities Act of 1933 in connection with
Registration Statement No. 333-182790

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee

Senior Notes due 2022	$750,000,000	$85,950(1)

(1)
Calculated in accordance with Rules 457(r) and 456(b) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JULY 20, 2012)

$750,000,000

5.875% Senior Notes due 2022

The Company:

  •
  We are the world's largest independent aircraft lessor measured by number of owned aircraft. Our portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 239 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 of such aircraft.

The Offering:

  •
  Use of Proceeds: We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of other existing indebtedness and the purchase of aircraft.

The Senior Notes:

  •
  Maturity: The 5.875% Senior Notes due 2022 will mature on August 15, 2022.

  •
  Interest Payments: The notes will pay interest in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2013.

  •
  Ranking: The notes will rank equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness, and senior in right of payment to our existing and future indebtedness that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. The notes will not be guaranteed by our parent, American International Group, Inc., any of our subsidiaries or any third party. See "Description of Notes—Ranking."

  •
  Redemption: The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

  This investment involves substantial risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement.

We do not intend to list the notes on any securities exchange. There is currently no public market for the notes.

	Offering Price(1)	Underwriting Discounts	Proceeds to Us
Per 5.875% Senior Note due 2022	100.000%	1.000%	99.000%
Total	$750,000,000	$7,500,000	$742,500,000

(1)
Plus accrued interest, if any, from August 21, 2012, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes to investors on or about August 21, 2012 only in book-entry form through the facilities of The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme.

Joint Book-Runners

Citigroup	Morgan Stanley	RBC Capital Markets	UBS Investment Bank

Barclays	BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan	Macquarie Capital

The date of this prospectus supplement is August 16, 2012

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement provides additional information about us and describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

        We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this prospectus supplement and include statements regarding, among other matters, the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions, and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in this prospectus supplement. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

S-i

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We "incorporate by reference" certain information we file with the Securities and Exchange Commission (the "SEC"), into this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated herein by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 8, 2012);

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2012 (filed on May 8, 2012) and (ii) June 30, 2012 (filed on August 3, 2012); and

  •
  Our Current Reports on Form 8-K filed on February 23, 2012 (only with respect to Items 1.01, 1.02 and 2.03), March 15, 2012 (only with respect to Exhibit 1.1 of Item 9.01), March 19, 2012, March 27, 2012 (only with respect to Item 8.01), April 12, 2012 (only with respect to Items 1.01, 1.02 and 2.03) and June 21, 2012 (only with respect to Item 8.01 and Exhibits 10.1 and 10.2 of Item 9.01).

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the issue date of the notes shall be deemed incorporated by reference. Notwithstanding the foregoing, no documents or information that are deemed to have been furnished and not filed in accordance with the SEC's rules are or will be incorporated herein by reference, unless otherwise specifically indicated in such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Our filings are available, free of charge, on our website, www.ilfc.com, or by written request to us at the following address: International Lease Finance Corporation, 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067 or by calling us at (310) 788-1999. The information on our website is not part of, or incorporated by reference into, this prospectus supplement.

S-ii

SUMMARY

        This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the documents incorporated by reference herein carefully, including the financial data and related notes before making an investment decision. Unless stated otherwise, the discussion in this prospectus supplement of our business includes the business of International Lease Finance Corporation and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, "the Company," "we," "us," and "our" refer to International Lease Finance Corporation and its direct and indirect subsidiaries on a consolidated basis, and the term "ILFC" refers only to International Lease Finance Corporation.

Our Company

        We are the world's largest independent aircraft lessor measured by number of owned aircraft. Our portfolio consists of over 1,000 owned or managed aircraft plus commitments to purchase 239 new high-demand, fuel-efficient aircraft, including 11 through sale-leaseback transactions and rights to purchase an additional 50 such aircraft. We have approximately 200 customers in more than 80 countries. We are an independent aircraft lessor because we are not affiliated with any airframe or engine manufacturer. This independence provides us with purchasing flexibility to acquire aircraft or engine models regardless of the manufacturer. We believe size and global scale provide distinct competitive advantages that, among other things, help us obtain favorable delivery dates and terms from manufacturers and access capital from a variety of sources with competitive pricing and terms. In addition, our strong customer and manufacturer relationships permit us to quickly identify opportunities to re-market aircraft as leases mature and to influence new aircraft designs. For the year ended December 31, 2011 and the six months ended June 30, 2012, we had total revenues of $4.5 billion and $2.3 billion, respectively.

        Our portfolio includes a diverse and strategic mix of aircraft designed to meet our customers' needs and maximize our opportunities to generate revenue and grow our profitability. As of June 30, 2012, we owned 933 aircraft in our leased fleet, had five additional aircraft in our fleet classified as finance and sales-type leases and provided fleet management services for 85 aircraft. By aircraft count, our diversified aircraft fleet is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft, with 53% representing Airbus models and 47% representing Boeing models. The weighted average age of our owned aircraft, weighted by the net book value of such aircraft, was 8.0 years at June 30, 2012. We have a higher percentage of widebody aircraft compared to most other lessors, which provides us with a competitive advantage due to generally longer lease terms, higher lease rates, higher probability of lease extensions and we believe better credit quality of lessees, as compared to narrowbody aircraft. Fewer lessors compete in this portion of the market due to the higher cost of widebody aircraft, which can create increased concentration risks for smaller lessors. Our competitive advantage will be enhanced as we take delivery of next generation widebody aircraft. In addition, the aircraft we have on order or have rights to purchase are among the most modern, fuel-efficient models. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family and Airbus A350s, according to reports currently available on the Airbus and Boeing websites. We believe our size and scale allow us to compete more effectively for multi-aircraft transactions, including large sale-leaseback transactions. During 2011 we entered into sale-leaseback transactions for 27 new aircraft to be delivered through 2013, 16 of which have been delivered.

        We lease aircraft to airlines operating in every major geographic region, including emerging and high-growth markets in Asia, Latin America, the Middle East and Eastern Europe. Among our largest lessees are AeroMexico, Air France, China Southern Airlines, Emirates and Virgin Atlantic Airways. We predominantly enter into net operating leases that require the lessee to pay all operating expenses, normal maintenance and overhaul expenses, insurance premiums and taxes. Our leases have terms of up to 15 years and the weighted average lease term remaining on our current leases, weighted by the net book value of our aircraft, was 4.0 years as of June 30, 2012. Our leases are generally payable in U.S. dollars with lease rates fixed for the term of the lease, providing us with a stable and predictable source of revenues. We believe our broad customer base and market presence enable us to identify opportunities to re-market aircraft before leases mature.

        In addition to our primary business of owning and leasing aircraft, we also provide fleet management services for 85 aircraft for a management fee. We also provide in-house part-out, engine leasing and engine exchange capabilities through our subsidiary AeroTurbine, Inc., a provider of certified aircraft engines, airframes, engine parts and supply chain solutions, allowing us to maximize the value of our aircraft and engines across their complete lifecycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft. At times, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee.

        We began operations in 1973 as a pioneer in the aircraft leasing industry and have nearly 40 years of operating history. We believe our industry leading scale, global customer network and diversified aircraft portfolio have enabled us to prudently and profitably manage the risks of owning and leasing aircraft. We have demonstrated strong and sustainable financial performance through most airline industry cycles in the past 30 years. Our prominent leadership position within the aircraft leasing industry has resulted in a premier brand name which provides us access to a variety of funding sources and helps us attract and retain customers and employees. We operate our business principally from offices in Los Angeles, Miami, Amsterdam, Beijing, Dublin, Seattle and Singapore. Our offices are strategically located to provide us with proximity to our current customers, potential customers and airframe and engine manufacturers.

        We are incorporated in the State of California and our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of or incorporated by reference into this prospectus supplement.

Our Relationship with AIG

        We are an indirect wholly owned subsidiary of American International Group, Inc. ("AIG"). AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through an extensive worldwide property-casualty network and are leading providers of life insurance and retirement services in the United States. The common stock of AIG is listed on the New York Stock Exchange and the Tokyo Stock Exchange. Beginning in September 2008, liquidity issues resulted in AIG seeking and receiving governmental support. As a result of receiving this governmental support, the United States Department of the Treasury (the "Department of the Treasury") owned approximately 53% of AIG's common stock as of August 15, 2012. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its remaining ownership interest in AIG over time.

The Offering

        The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus supplement.

Issuer	International Lease Finance Corporation.
Notes Offered	$750,000,000 aggregate principal amount of 5.875% senior notes due 2022 (the "notes").
Interest Payment	February 15 and August 15 of each year after the date of issuance of the notes, beginning on February 15, 2013.
Maturity	The notes will mature on August 15, 2022.
Ranking

The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, and will be senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by our parent, any of our subsidiaries or any third party. As of June 30, 2012, our subsidiaries had total liabilities of approximately $6.2 billion, which includes $5.6 billion in secured debt and excludes intercompany liabilities. As of June 30, 2012, we had approximately $24.3 billion aggregate principal amount of debt outstanding, of which approximately $9.5 billion in aggregate principal amount comprised secured indebtedness. See "Description of Notes—Ranking" and "Capitalization."

Redemption	The notes are not subject to redemption prior to their stated maturity.
Sinking Fund	There is no sinking fund for the notes.
Covenants	The indenture contains covenants that, among other things, will limit the ability of ILFC and its restricted subsidiaries to:

•

incur liens on assets, subject to certain exceptions, including the ability of ILFC to incur liens to secure indebtedness for borrowed money in an amount not to exceed 12.5% of ILFC's consolidated net tangible assets;

• declare or pay dividends or acquire or retire shares of capital stock of ILFC during the pendency of certain events of default;
• designate, except in compliance with certain terms, restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries as restricted subsidiaries; and

• in certain circumstances, make investments in or transfer assets to, non-restricted subsidiaries.
The indenture also contains covenants that, among other things, will limit ILFC's ability to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.
These covenants are subject to important exceptions and qualifications as described under "Description of Notes—Certain Covenants."
Absence of Public Market for the Notes

The notes will be a new issue of securities for which there is currently no market. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. We do not intend to list the notes on any securities exchange. Accordingly, a liquid market for the notes may not develop or be maintained.

Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft. See "Use of Proceeds."
Risk Factors

See "Risk Factors" and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Historical Financial and Other Data

        The following table sets forth our summary historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2011, 2010 and 2009, and as of December 31, 2011 and 2010, which are incorporated by reference into this prospectus supplement; (ii) audited financial statements as of December 31, 2009, which are not incorporated by reference into this prospectus supplement; (iii) unaudited financial statements for the six months ended June 30, 2012 and 2011 and as of June 30, 2012, which are incorporated by reference into this prospectus supplement and (iv) unaudited financial statements as of June 30, 2011, which are not incorporated by reference into this prospectus supplement. The historical financial information presented may not be indicative of our future performance.

        The following information is only a summary and should be read in conjunction with (i) "Part II. Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes in our Annual Report on Form 10-K for the year ended December 31, 2011, and (ii) "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference into this prospectus supplement. See "Where You Can Find Available Information" and "Incorporation of Certain Information By Reference."

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(audited)			(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$4,454,405	$4,726,502	$4,928,253	$2,223,430	$2,252,374
Flight equipment marketing and gain on aircraft sales	14,348	10,637	12,966	14,673	2,849
Interest and other	57,910	61,741	55,973	47,759	38,822

	4,526,663	4,798,880	4,997,192	2,285,862	2,294,045

Expenses:
Interest	1,569,468	1,567,369	1,365,490	779,074	814,568
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	9,808	47,787	(21,450)	416	2,091
Depreciation of flight equipment	1,864,735	1,963,175	1,968,981	958,404	909,411
Aircraft impairment charges on flight equipment held for use	1,567,180	1,110,427	50,884	41,425	6,538
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	170,328	552,762	35,448	52,127	148,387
Loss on extinguishment of debt	61,093	—	—	22,934	61,093
Flight equipment rent	18,000	18,000	18,000	9,000	9,000
Selling, general and administrative	238,106	212,780	196,675	176,361	94,803
Other expenses	61,924	91,216	—	—	29,726

	5,560,642	5,563,516	3,614,028	2,039,741	2,075,617

(Loss) income before income taxes	(1,033,979)	(764,636)	1,383,164	246,121	218,428
(Benefit) provision for income taxes	(310,078)	(268,968)	495,989	(75,953)	75,264

Net (loss) income	$(723,901)	$(495,668)	$887,175	$322,074	$143,164

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(audited)			(unaudited)
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$1,975,009	$3,067,697	$336,911	$2,411,543	$2,138,483
Flight equipment under operating leases, less accumulated depreciation	35,502,288	38,515,379	44,091,783	35,095,331	37,711,377
Total assets	39,161,244	43,308,060	46,129,024	39,235,221	41,481,610
Total debt, including current portion, net of deferred debt discount	24,384,272	27,554,100	29,711,739	24,247,977	25,366,284
Shareholders' equity	7,531,869	8,225,007	8,655,089	7,857,175	8,391,009
Other Financial Data:
Adjusted EBITDA(1)	$4,144,291	$4,568,101	$4,782,517	$2,077,567	$2,099,423
Total debt to Adjusted EBITDA(1)	5.9x	6.0x	6.2x
Total debt to shareholders' equity	3.2x	3.4x	3.4x	3.1x	3.0x
Adjusted EBITDA to interest expense(1)	2.6x	2.9x	3.5x	2.7x	2.6x
Acquisition of flight equipment under operating leases	$377,037	$240,320	$2,577,410	$743,175	$182,610
Ratio of earnings to fixed charges(2)	(3)	(3)	2.00x	1.30x	1.26x
Ratio of earnings to fixed charges and preferred stock dividends(2)	(3)	(3)	1.99x	1.30x	1.26x
Other Data:
Aircraft lease portfolio at period end:
Owned	930	933	993	933	933
Subject to finance and sales-type leases	7	4	11	5	4
Aircraft sold or remarketed during the period	14	59	9	8	5

(1)
Adjusted EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of and aircraft impairment charges on flight equipment held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. Adjusted EBITDA is not defined under accounting principles generally accepted in the U.S. ("GAAP") and may not be comparable to similarly titled measures reported by other companies. We have presented Adjusted EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider Adjusted EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our Adjusted EBITDA presentation may be different than Adjusted EBITDA presented by other companies. Adjusted EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our impairments on flight equipment, our lease expenses related to aircraft sales and the effect from our derivatives.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, net income (dollars in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
Net (loss) income	$(723,901)	$(495,668)	$887,175	$322,074	$143,164
Interest expense	1,569,468	1,567,369	1,365,490	779,074	814,568
(Benefit) provision for income taxes	(310,078)	(268,968)	495,989	(75,953)	75,264
Depreciation of flight equipment	1,864,735	1,963,175	1,968,981	958,404	909,411
Aircraft impairment charges on flight equipment held for use	1,567,180	1,110,427	50,884	41,425	6,538
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	170,328	552,762	35,448	52,127	148,387
Lease expenses related to aircraft sales	(3,249)	91,217	—	—	—
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	9,808	47,787	(21,450)	416	2,091

Adjusted EBITDA	$4,144,291	$4,568,101	$4,782,517	$2,077,567	$2,099,423

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the twelve months ended December 31, 2011 and 2010, earnings were insufficient to cover fixed charges by $1,042.1 million and $771.2 million, respectively, due to non-cash aircraft impairment and lease related charges aggregating $1.7 billion and $1.8 billion, respectively.

RISK FACTORS

        Before you decide to invest in the notes, you should be aware that an investment in the notes involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in, and incorporated by reference into, this prospectus supplement before you decide to invest in the notes. The risks and uncertainties described below and incorporated by reference into this prospectus supplement are not the only ones related to our business, the notes or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects. The trading price of the notes could decline due to the materialization of any of these risks and uncertainties and you may lose all or part of your investment.

Risks Relating to Our Indebtedness and the Notes

Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, fund future needs of our business and react to changes affecting our business and industry.

        The aircraft leasing business is capital intensive and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of June 30, 2012, we had approximately $24.3 billion in principal amount of indebtedness outstanding and the principal and interest payments on our outstanding indebtedness due during the remainder of 2012 and in 2013 totaled approximately $1.7 billion and $5.4 billion, respectively (assuming the June 30, 2012 interest rates on our outstanding floating rate indebtedness remain unchanged). Because some of our debt bears variable rates of interest, our interest expense could fluctuate in the future. See "Description of Notes—Ranking," "Capitalization" and "Description of Other Indebtedness." Our substantial level of indebtedness could have important consequences to holders of the notes, including the following:

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

  •
  limiting our ability to borrow additional funds or refinance our existing indebtedness.

        In addition, despite our current indebtedness levels and the offering of these notes, we expect to incur additional debt in the future to finance our operations, including purchasing aircraft and meeting our other contractual obligations. If we issue additional debt, our debt service obligations will increase. The more leveraged we become, the more we will be exposed to the risks described above.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make scheduled payments of principal and interest on the notes and to satisfy our obligations in respect of our other indebtedness will depend on, among other things, our future financial and operating performance and our ability to borrow. Prevailing economic and credit market conditions (including interest rates), and financial, business and other factors, many of which are beyond our control, will affect our future operating performance. We may be unable to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

        We have a significant amount of indebtedness maturing in 2012 and 2013, with approximately $0.9 billion (as of June 30, 2012) maturing in 2012, and approximately $4.0 billion (as of June 30, 2012) maturing in 2013. See "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Debt Financings—Existing Commitments" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this prospectus supplement. We may need to obtain new financing and/or refinance all or a portion of our indebtedness on or before maturity. If we are unable to obtain such financing or refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. None of these alternatives may be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to holders of the notes, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements, including the notes.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Upon issuance, the notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the notes to the extent of the value of the assets securing such indebtedness. As of June 30, 2012, we had approximately $24.3 billion aggregate principal amount of debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding.

        If we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. In addition, in the event of any distribution or payment of our assets in any foreclosure, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral.

        The notes contain a covenant that provides, subject to certain exceptions, that we must secure the notes equally and ratably with certain other secured indebtedness that we or our restricted subsidiaries issue, assume or guarantee in the event that we issue, assume or guarantee secured indebtedness that exceeds 12.5% of the consolidated net tangible assets, as defined in the indenture, of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination. If this covenant is triggered, we would be obligated to secure the notes equally and ratably with such other secured indebtedness. As equally and ratably secured parties, holders of the notes would no longer be effectively subordinated to the other equally and ratably secured holders. However, the value of the collateral securing our obligations to the holders of the notes and our obligations to the other secured holders could be insufficient to repay the holders of the notes and the other secured holders in full. To the extent of any insufficiency in the value of such collateral, holders of the notes would have unsecured claims ranking equally and ratably with unsecured creditors. Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit totaled approximately $8.7 billion as of July 27, 2012. As of July 27, 2012, we were able to incur an additional $3.3 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures. We cannot predict whether we would be able to obtain any required consents so as to incur additional secured debt. See "—Risks Relating to Our Business—We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due," and "Description of Notes—Certain Covenants—Restrictions on Liens."

Despite our current indebtedness levels, the notes and the indenture governing the notes do not restrict our ability to incur additional unsecured debt, to incur additional secured indebtedness provided we meet certain conditions, or to take other actions that could negatively impact holders of the notes.

        The notes and the indenture governing the notes do not restrict our ability to incur additional unsecured indebtedness. In addition, the notes and the indenture governing the notes allow us to incur secured indebtedness in an amount not to exceed 12.5% of our consolidated net tangible assets, as defined in the indenture. We may also incur secured indebtedness without regard to the 12.5% consolidated net tangible asset limit (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted subsidiaries.

        If we issue other debt in the future, our debt service obligations will increase. The more leveraged we become, the more we, and in turn holders of our notes, will be exposed to certain risks described above under "—Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, fund future needs of our business and react to changes affecting our business and industry."

        In addition, the notes and the indenture governing the notes do not require us to achieve or maintain any minimum financial results or ratios with respect to our results of operations or financial position, or restrict us from repurchasing any indebtedness, including subordinated indebtedness, or, subject to certain exceptions, limit our ability to make investments in or transfer assets, including aircraft, to non-restricted subsidiaries.

        Our ability to incur additional indebtedness and take a number of other actions that are not limited by the terms of the notes or the indenture governing the notes could have the effect of diminishing our ability to make payments on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our other indebtedness that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal or interest on such indebtedness, or if we otherwise fail to comply with the applicable covenants, including financial and operating covenants, in the agreements governing our other indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, which in turn could trigger cross defaults under other agreements governing our indebtedness. We may not have, and may not be able to obtain, sufficient funds to pay any accelerated amounts, and we could be forced into bankruptcy or liquidation.

The agreements governing certain of our other indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and compete effectively.

        The agreements governing certain of our other indebtedness contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

  •
  encumber our assets;

  •
  dispose of certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  make equity or debt investments in other parties;

  •
  enter into transactions with affiliates;

  •
  designate our subsidiaries as unrestricted subsidiaries; and

  •
  pay dividends and distributions.

        The agreements governing certain of our other indebtedness also contain financial covenants, such as requirements that we comply with one or more of loan-to-value, minimum net worth and interest coverage ratios.

        Complying with such covenants may at times necessitate that we forgo other opportunities such as using available cash to purchase new aircraft or promptly disposing of less profitable aircraft. Moreover, our failure to comply with any of these covenants would likely constitute a default under such facilities and could give rise to an acceleration of some, if not all, of our then outstanding indebtedness, which would have a material adverse effect on our business and our ability to continue as a going concern.

The notes will not be subject to redemption or repurchase upon a change of control.

        The notes will not be subject to redemption or repurchase upon a change of control. If we undergo a change of control, our new controlling shareholders may cause our business to be operated in a different manner and may take our business in new and different directions.

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes will be structurally subordinated to existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, none of which are guaranteeing the notes, and the claims of creditors of our subsidiaries will have priority as to the assets of these subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

        As of June 30, 2012, ILFC, on a standalone basis, had approximately $26.9 billion in total assets, excluding intercompany receivables, and approximately $25.2 billion of liabilities outstanding.

        In addition, the indenture governing the notes will not contain any limitation on the amount of liabilities that our subsidiaries may incur; nor will it limit restrictions on any subsidiary's ability to pay dividends or make other distributions to ILFC.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

        The notes will be a new issue of securities for which there is no established public market. We do not intend to list the notes on a national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of the notes;

  •
  our operating performance and financial condition;

  •
  the prospects for companies in our industry generally;

  •
  the market for similar securities and the state of credit markets generally;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

The market value of the notes may be subject to substantial volatility.

        Historically, the debt market has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions could adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (i) large or sustained sales by major investors in debt, (ii) a default by a high-profile issuer or (iii) simply a change in investors' psychology regarding debt.

        A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or the notes, the market value of the notes will likely decline.

        Therefore, you may be unable to sell your notes at a particular time or, in the event you are able to sell your notes, the price that you receive when you sell may not be favorable.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

        The credit ratings assigned to the notes will reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Holders of the notes may not be able to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture.

        The merger covenant in the indenture includes a phrase relating to a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety." There is no precise established definition of the phrase "substantially as an entirety" under applicable law. Accordingly, the ability of a holder to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture may be uncertain.

Risks Relating to Our Business

        Our business is subject to numerous significant risks and uncertainties as described below. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on us. The numerous risks and uncertainties to which our business is subject are described below and in the section titled "Part I. Item 3. Quantitative and Qualitative Disclosures About Market Risk" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this prospectus supplement.

We will need additional capital to finance our operations, including purchasing aircraft, servicing our existing indebtedness, including refinancing our indebtedness as it matures, and meeting our other contractual leasing commitments. We may not be able to obtain additional capital on favorable terms, or at all.

        We will require additional capital to purchase new and used flight equipment, make progress payments during aircraft construction and repay our maturing debt obligations. As of June 30, 2012, we had approximately $0.9 billion and $4.0 billion of indebtedness maturing during the remainder of 2012 and in 2013, respectively. In addition, we currently have commitments to purchase 239 new aircraft and seven used aircraft for delivery through 2019 with aggregate estimated total remaining payments of approximately $18.2 billion. We also have purchase rights for an additional 50 Airbus A320neo family aircraft, provided we exercise those rights.

        If we are unable to purchase aircraft as the commitments come due, we will be subject to several risks, including:

  •
  forfeiting deposits and progress payments to manufacturers and having to pay certain significant costs related to these commitments such as actual damages and legal, accounting and financial advisory expenses;

  •
  defaulting on our lease commitments, which could result in monetary damages and damage to our reputation and relationships with lessees and manufacturers;

  •
  failing to realize the benefits of purchasing and leasing such aircraft; and

  •
  risking reputational harm to our business, which would make it more difficult to purchase aircraft in the future on agreeable terms, if at all.

        Our ability to satisfy our obligations with respect to our future aircraft purchases and indebtedness will depend on, among other things, our future financial and operating performance and our ability to raise additional capital through our funding sources or through aircraft sales. Prevailing economic and market conditions, and financial, business and other factors, many of which are beyond our control, will affect our future operating performance and our ability to access the capital markets or seek potential aircraft sales. For example, changes to the Aircraft Sector Understanding in February 2011 may make financing for aircraft from Export Credit Agencies ("ECAs") more expensive. In addition, our ability to access debt markets and other financing sources depends, in part, on our credit ratings by the three major nationally recognized statistical rating organizations. For instance, from September 2008 through February 2010, we experienced multiple downgrades in our credit ratings by these rating organizations. These credit rating downgrades, combined with externally generated volatility, limited our ability to access the debt markets in 2009 and early 2010 and resulted in unattractive funding costs.

        In addition to the impact of economic and market conditions on our ability to raise additional capital, we are subject to restrictions under our existing debt agreements. Our bank credit facilities and indentures limit our ability to incur secured indebtedness. The most restrictive covenant in the bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit totaled approximately $8.7 billion as of July 27, 2012. This limitation is subject to certain exceptions, including the ability to incur secured indebtedness to finance the purchase of aircraft. As of July 27, 2012, we were able to incur an additional $3.3 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our debt indentures by doing so through subsidiaries that qualify as non-restricted under the indentures.

        As a result of these limitations, we may be unable to generate sufficient cash flows from operations, or obtain additional capital in an amount sufficient to enable us to pay our indebtedness, make aircraft purchases or fund our other liquidity needs. If we are able to obtain additional capital, it may not be on terms favorable to us. Further, in evaluating potential aircraft sales, we must balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. If we are unable to generate or borrow sufficient cash, we may be unable to meet our debt obligations and/or aircraft purchase commitments as they become due, which could limit our ability to obtain new, modern aircraft and compete in the aircraft leasing market.

An increase in our cost of borrowing could have a material and adverse impact on our net income, results of operations and cash flows.

        Our cost of borrowing is impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing due to changes in interest rates directly impact our net income. The interest rates that we obtain on our debt financings are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying Treasury rates or London Interbank Offered Rates ("LIBOR"), as applicable. We manage interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Our average effective cost of borrowing increased from 5.90% to 6.09% from December 31, 2011, to June 30, 2012, reflecting higher interest rates on our new debt relative to the debt we were replacing. A 1% increase in our average effective cost of borrowing on our total outstanding debt at June 30, 2012, would have increased our interest expense by approximately $243 million annually, which would put downward pressure on our operating margins and could materially and adversely impact our cash generated from operations. Our average effective cost of borrowing reflects our composite interest rate, including any effect of interest rate swaps or other derivatives and including the effect of debt discounts.

The recent global sovereign debt crisis, particularly among European countries, has impacted the financial health of some of our lessees and could continue to have a broader impact on the airline industry in general, as well as result in higher borrowing costs and more limited availability of credit for us and our customers.

        Countries in Europe, including Greece, Italy, Portugal, Ireland and Spain, have had their debt downgraded by the major rating agencies and are trying to avoid defaulting on their debt obligations, including by seeking emergency loans. For the six months ended June 30, 2012 and the year ended December 31, 2011, we generated approximately 42% and 44%, respectively, of our total revenues from rental of flight equipment from European lessees. In addition, the United States' credit rating was downgraded for the first time in history by one of the three nationally recognized rating agencies in

August 2011. If the credit ratings of these or other countries continue to decline, the cost of borrowing may increase across all markets and the availability of credit may become more limited. Many banks globally, particularly those in Europe, have principal exposure to sovereign debt. The downgrades of sovereign debt have put pressure on the banks' regulatory capital levels resulting in more limited lending. Accordingly, our composite interest rate could increase, which would have an adverse impact on our profitability and cash flow, or we may be unable to incur debt on favorable terms, or at all, in order to fund our future growth and refinance our maturing debt obligations. Further, the recent global sovereign debt crisis could result in lower consumer confidence, which could result in a recession and the loss of revenue for our lessees. This could impact their ability to make payments on their leases and could result in airlines ceasing operations, which could impact our business through early returns of aircraft, maintenance expenses, loss of revenue and potential aircraft impairment charges, which could have a material adverse effect on our financial results and growth prospects.

We have recently recognized an increase in the number of airlines that have ceased operations or filed for reorganization, and if this trend continues, it could have a significant impact on our operations.

        As a result of challenging global economic conditions, combined with significant volatility in oil prices, some airlines have been forced to cease operations or to reorganize. Since the beginning of 2011, 13 of our customers have ceased operations and returned 55 aircraft to us and two other customers, including one with two separate operating certificates, have filed for bankruptcy and returned seven of our owned aircraft to us. Ten of the customers that ceased operations were airlines operating in Europe: LLC "Avianova," Amsterdam Airlines, B.V., Astraeus Limited, Tor Air, Spanair, S.A., Malev Ltd., Mint Airways, Air Finland, Wind Jet S.p.A. and OLT Express Poland Sp. z o.o. Spanair and Malev operated 15 and 17 of our owned aircraft, respectively. In certain cases, we have a large number of aircraft with a single airline, which increases our exposure in the event the airline ceases operations or reorganizes. A severe recession in Europe, the inability to resolve the sovereign debt crisis and political uncertainty in the Middle East could result in additional failures of airlines and could materially affect our financial results. If this trend continues, it could have a material adverse effect on our financial results and growth prospects.

Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet, and we may not be able to enter into leases on favorable terms, if at all.

        Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet in order to generate sufficient revenues to finance our growth and operations, pay our debt service obligations and generate positive cash flows from operations. Because our leases are predominantly operating leases, only a portion of the aircraft's value is covered by revenues generated from the initial lease and we may not be able to realize the aircraft's residual value after expiration of the initial lease. We bear the risk of re-leasing or selling the aircraft in our fleet when our operating leases expire or when aircraft are returned to us prior to expiration of any lease. Our ability to lease, re-lease or sell our aircraft will depend on conditions in the airline industry and general market and competitive conditions at the time the operating leases are entered into and expire, including those risks discussed under "In addition to increased fuel costs and the global sovereign debt crisis, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft." In addition to factors linked to the aviation industry in general, other factors that may affect the market value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell, which could result in declining lease rates, impairment charges or losses related to aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. Aircraft of a particular model and type tend to become obsolete and less in demand over time, as more advanced and efficient aircraft are manufactured. The life cycle of an aircraft can be shortened by world events, government regulation or customer preferences. For example, increases in fuel prices have resulted in an increased demand for newer fuel-efficient aircraft, such as the Airbus A320neo family and the Boeing 737 MAX narrowbody aircraft, which may potentially shorten the useful life of older aircraft, including older A320 family and 737 family aircraft presently in operation. Approximately 27% of our fleet is currently at least 12 years old. As aircraft in our fleet approach obsolescence, demand for those particular models and types will decrease which could result in declining lease rates and could have a material adverse effect on our financial condition and results of operations. In addition, if we dispose of an aircraft for a price that is less than the depreciated book value of the aircraft on our balance sheet, we will recognize impairments or fair value adjustments.

        Deterioration of aircraft values may also result in impairment charges or losses related to aircraft asset value guarantees. We recorded impairment charges and fair value adjustments on certain aircraft of approximately $93.5 million for the six months ended June 30, 2012 and $1.7 billion for each of the years ended December 31, 2011 and 2010, respectively. The impairment charges in 2011 resulted from unfavorable airline industry trends affecting the residual values of certain aircraft types and management's expectations that certain aircraft will more likely than not be parted-out or otherwise disposed of in less than 25 years. The reduction in the expected holding period was made in connection with the addition of in-house part-out capabilities as a result of the acquisition of AeroTurbine. The impairment charges in 2010 were primarily due to the announcement of new technology in the marketplace and the sale of aircraft in that year. Generally accepted accounting principles require that we use undiscounted future cash flows in determining whether impairment charges are appropriate; accordingly, the fair value of our assets (using a discounted cash flow analysis) could be significantly less than their book value.

        A recovery of the recent downturn of the airline industry may not be imminent and lower future lease rates and increased costs associated with repossessing and redeploying aircraft may have a negative impact on our operating results in the future, including causing future potential aircraft impairment charges.

The residual values of our aircraft are subject to a number of risks and uncertainties, including obsolescence risk, which could result in future impairment charges.

        The residual values of our aircraft are subject to a number of risks and uncertainties. Technological developments, macro-economic conditions, availability and cost of funding for aviation, and the overall health of the airline industry impact the residual values of our aircraft. If challenging economic conditions persist for extended periods, the residual values of our aircraft could be negatively impacted, which could result in future impairment charges.

Conflicts of interest may arise between us and customers who utilize our fleet management services, which may adversely affect our business interests.

        Conflicts of interest may arise between us and third-party aircraft owners, financiers and operating lessors who hire us to perform fleet management services such as leasing, re-leasing, lease management and sales services. These conflicts may arise because services we provide for these customers are also services we provide for our own fleet, including the placement of aircraft with lessees. Our servicing contracts require that we act in good faith and not unreasonably discriminate against serviced aircraft in favor of our owned aircraft. Nevertheless, competing with our fleet management customers may result in strained relationships with these customers, which may adversely affect our business interests.

Increases in fuel costs could materially adversely affect our lessees and, by extension, the demand for our aircraft.

        Fuel costs represent a major expense to airlines and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events, regulatory changes and currency exchange rates. The ongoing unrest in Africa and the Middle East has generated uncertainty regarding the predictability of the world's future oil supply, which has led to significant near-term increases in fuel costs. If this unrest continues, fuel costs may continue to rise. Other events can also significantly affect fuel availability and prices, including natural disasters, decisions by the Organization of the Petroleum Exporting Countries regarding its members' oil output, and the increase in global demand for fuel from countries such as China.

        Higher cost of fuel will likely have a material adverse impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their passengers by increasing fares. If airlines do increase fares, demand for air travel may be adversely affected. In addition, airlines may not be able to manage fuel cost risk by appropriately hedging their exposure to fuel price fluctuations. If fuel prices increase further, our lessees are likely to incur higher costs or experience reduced revenues. Consequently, these conditions may:

  •
  affect our lessees' ability to make rental and other lease payments;

  •
  result in lease restructurings and aircraft repossessions;

  •
  increase our costs of maintaining and marketing aircraft;

  •
  impair our ability to re-lease aircraft and other aviation assets or re-lease or otherwise sell our assets on a timely basis at favorable rates;

  •
  reduce the sale proceeds received for aircraft or other aviation assets upon any disposition; or

  •
  lower lease rates and potentially trigger impairments.

        Such effects could have a material adverse effect on our business, financial condition, and results of operations.

In addition to increased fuel costs and the global sovereign debt crisis, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft.

        Our business depends on the financial strength of our airline customers and their ability to meet their payment obligations to us and if their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows.

        The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Their ability to compete effectively in the marketplace and manage these risks has a direct impact on us. In addition to increased fuel prices and availability discussed above, these risks include:

• demand for air travel;	• heavy reliance on automated systems;
• competition between carriers;	• geopolitical events;
• labor costs and stoppages;	• equity and borrowing capacity;
• maintenance costs;	• environmental concerns;
• employee labor contracts;	• government regulation;
• air traffic control infrastructure constraints;	• interest rates;
• airport access;	• airline capacity;
• insurance costs and coverage;	• natural disasters; and
• security, terrorism and war, including increased passenger screening as a result thereof;	• worldwide health concerns, such as outbreaks of H1N1, SARS and avian influenza.

        To the extent that our customers are affected by these or other risks, we may experience:

  •
  lower demand for the aircraft in our fleet and an inability to immediately place new and used aircraft when they become available, resulting in lower market lease rates and lease margins, and payments for storage and maintenance;

  •
  a higher incidence of lessee defaults and repossessions affecting net income due to maintenance, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

  •
  a higher incidence of lease restructurings for our troubled customers which reduces overall lease revenue;

  •
  a loss if an aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing; and

  •
  additional aircraft impairment charges.

We may be indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results and growth prospects.

        We derived approximately 45% of our revenues for the six months ended June 30, 2012 from airlines in frontier and emerging market countries (as defined by Dow Jones & Company). Frontier and emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability that may arise, particularly if combined with high fuel prices, could adversely affect the value of our aircraft subject to lease in such countries or the ability of our lessees that operate in these markets to meet their lease obligations. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries.

        Further, demand for aircraft is dependent on passenger and cargo traffic, which in turn is dependent on general business and economic conditions. As a result, weak or negative economic growth in emerging markets may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are adversely affected. If the recent global economic downturn continues or worsens, our assets may decline in value, which could have an adverse effect on our results of operations or our financial condition. For these and other reasons, our financial results and growth prospects may be negatively impacted by adverse economic and political developments in emerging market countries.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        We are an indirect wholly owned subsidiary of AIG. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG may have an impact on us and we are not sure how further changes in circumstances related to AIG may impact us.

Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not being willing to cover certain risks.

        While an aircraft is on lease, we do not directly control its operation. Nevertheless, because we hold title, directly or indirectly, to such aircraft, we could be sued or held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world or claims may be made against us as the owner of an aircraft requiring us to expend resources in our defense. We require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of our aircraft. Some lessees may fail to maintain adequate insurance coverage during a lease term, which, although in contravention of the lease terms, would necessitate our taking some corrective action such as terminating the lease or securing insurance for the aircraft, either of which could adversely affect our financial results.

        In addition, there are certain risks or liabilities that our lessees may face, for which insurers may be unwilling to provide coverage or the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war, dirty bombs, bio-hazardous materials, electromagnetic pulsing or similar events. Accordingly, our lessees' insurance or other coverage may not be sufficient to cover all claims that could or will be asserted against us arising from the operation of our aircraft by our lessees. Inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations will reduce the proceeds that we receive if we are sued and are required to make payments to claimants, which could have a material adverse effect on our business, financial condition, and results of operations.

The failure of our lessees to perform required maintenance on our aircraft could result in a diminution in the value of the aircraft, some of which could constitute collateral under our secured debt facilities, and could impair our ability to resell or repossess the aircraft.

        Under each of our leases, the lessee is primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and to the aircraft, including operational maintenance, registration requirements and airworthiness directives. A lessee's failure to perform required maintenance during the term of a lease could result in a diminution in the appraised or liquidation value of an aircraft, an inability to re-lease the aircraft at favorable rates, or at all, or a potential grounding of the aircraft and could require us to incur maintenance and modification costs upon the expiration or earlier termination of the lease to restore the aircraft to an acceptable condition prior to sale or re-leasing or for further flight. Even if we perform maintenance or modification of the aircraft, the value of the aircraft may still deteriorate.

If our lessees fail to discharge aircraft liens, we may be obligated to pay the aircraft liens and until they are discharged, the liens could impair our ability to repossess, re-lease or sell the aircraft.

        Our lessees are likely to incur aircraft liens that secure the payment of airport fees and taxes, customs duties and air navigation charges and aircraft may also be subject to mechanics' liens. Although we anticipate that the financial obligations relating to these liens will be the responsibility of our lessees, if they fail to fulfill such obligations, the liens may attach to our aircraft and ultimately become our responsibility. In some jurisdictions, aircraft liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, these liens could impair our ability to repossess, re-lease, or sell our aircraft.

There are a limited number of airframe and engine manufacturers and the failure of any manufacturer to meet its delivery obligations to us could adversely affect our financial results and growth prospects.

        The supply of aircraft we purchase and lease is dominated by two airframe manufacturers, Boeing and Airbus, and a limited number of engine manufacturers. As a result, we are dependent on these manufacturers' success in remaining financially stable, producing aircraft and related components that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

  •
  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

  •
  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

  •
  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates; and

  •
  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft.

        There have been recent well-publicized delays by Boeing and Airbus in meeting stated deadlines in bringing new aircraft to market. Our purchase agreements with the manufacturers and the leases we have signed with our customers for future lease commitments are all subject to cancellation clauses related to delays in delivery dates. Any manufacturer delays for aircraft that we have committed to lease could strain our relations with our lessees and termination of such leases by the lessees could have a material adverse effect on our financial results.

Future acquisitions may require significant resources and result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations and financial condition.

        We may seek to grow by making acquisitions, like our acquisition of AeroTurbine. Future acquisitions may require us to make significant cash investments or incur substantial debt, which could reduce our liquidity and access to financial markets. In addition, acquisitions may require significant management attention and divert management from our other operations. These capital, equity and managerial commitments may impair the operation of our business. In addition, if the due diligence of the operations of any acquired business performed by us or by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, an acquired business may not perform as expected. Acquisitions could also have a negative impact on our results of operations if we subsequently determine that goodwill or other acquired assets are impaired, resulting in an impairment charge in a future period. Additionally, if we fail to successfully integrate an acquired business or we are unable to realize the intended benefits from an acquisition, our existing business, revenue and operating results could be adversely affected.

The continued success of our business will depend, in part, on our ability to acquire strategically attractive aircraft and enter into profitable leases upon the acquisition of such aircraft. If we are unable to successfully execute on our acquisition strategy, our financial results and growth prospects could be materially and adversely affected.

        The success of our business depends, in part, on our ability to acquire strategically attractive aircraft and enter into profitable leases upon the acquisition of such aircraft. We currently have commitments to purchase 239 new fuel-efficient aircraft, including 11 through sale-leaseback transactions with airlines. We have also agreed to purchase seven used aircraft from third parties. We are considering pursuing additional aircraft purchases from airlines and leasing them back to the airlines, but we may not be able to acquire such additional aircraft. We also may not be able to enter into profitable leases upon the acquisition of the new aircraft we purchase directly from the manufacturers. An acquisition of one or more aircraft may not be profitable to us and may not generate sufficient cash flow to justify those acquisitions. If we experience significant delays in the implementation of our business strategies, including delays in the acquisition and leasing of aircraft, our fleet management strategy and long-term results of operations could be adversely affected.

        In addition, our acquisition strategy exposes us to risks that could have a material adverse effect on our business, financial condition, results of operations and cash flow, including risks that we may:

  •
  impair our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition of aircraft; or

  •
  significantly increase our interest expense and financial leverage to the extent we incur additional debt to finance the acquisition of aircraft.

If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected by changes in market demand or problems specific to that aircraft type.

        If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected if the demand for that type of aircraft declines, if it is redesigned or replaced by its manufacturer or if that type of aircraft experiences design or technical problems. For instance, we have contracted to purchase 100 A320neo family narrowbody aircraft and have the right to purchase an additional 50 A320neo family aircraft. If this aircraft type or any other aircraft type of which we acquire a high concentration encounters technical or other problems, the value and lease rates of such aircraft will likely decline and we may be unable to lease such aircraft on favorable terms, if at all. A significant technical problem with a specific type of aircraft could result in the grounding of the aircraft. Any decrease in the value and lease rates of our aircraft may have a material adverse effect on our business and financial results.

Competition from other aircraft lessors or purchasers could adversely affect our financial results and growth prospects.

        The aircraft leasing industry is highly competitive. We may also encounter competition from other entities in the acquisition of aircraft such as airlines, financial institutions, aircraft brokers, public and private partnerships, investors and funds with more capital to invest in aircraft and other aircraft leasing companies that we do not currently consider our major competitors.

        Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors may have greater operating and financial resources and access to lower capital costs than we have. In addition, some competing aircraft lessors may have a lower overall cost of capital and may provide inducements to potential lessees that we cannot match. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee, if any. We may not always be able to compete successfully with our competitors and other entities, which could materially adversely affect our financial results and growth prospects.

The loss of key personnel could adversely affect our reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft, which are a critical element to the success of our business.

        We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are an important element to the success of our business. Strong competition exists for qualified personnel with demonstrated ability both within and outside our industry. We had significant turnover in our senior management team during 2010 and 2011, resulting in a new chief executive officer, president, chief financial officer and general counsel. Additionally, we appointed a new Executive Chairman in June 2012 who is our most senior executive officer. Only our Executive Chairman, Laurette T. Koellner, and our chief executive officer, Mr. Courpron, are currently covered by employment agreements. Furthermore, as an indirect wholly owned subsidiary of AIG, we have been subject to statutory compensation limits, which we refer to generally as the "TARP Standards," that restrict the structure and amounts of compensation that we may pay to any of our executive officers who are or become subject to the TARP Standards. We will continue to be subject to the TARP Standards so long as AIG beneficially owns more than 50% of our outstanding stock or repays 100% of the aggregate financial assistance it received under TARP, whichever is earlier. The restrictions and limitations on compensation imposed on us under the TARP Standards may adversely affect our ability to attract new talent and retain and motivate our existing impacted employees. The inability to retain our key employees or attract and retain new talent could adversely impact our business and results of operation.

The future recognition of deferred tax liabilities accumulated during prior periods could have a negative impact on our future cash flows.

        It is typical in the aircraft leasing industry for companies that are continuously acquiring additional aircraft to incur significant tax depreciation, which offsets taxable income but creates a deferred tax liability on the aircraft leasing company's balance sheet. This deferred tax liability is attributable to the excess of the depreciation claimed for tax purposes over the depreciation claimed for financial statement purposes. As of June 30, 2012, we had a net deferred tax liability of approximately $4.1 billion, which primarily reflects accelerated depreciation claimed for tax purposes. The recognition of these deferred tax liabilities could have a negative impact on our cash flow in future periods.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes.

        We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our business in jurisdictions with favorable tax treatment, our operations may be subject to significant income and other taxes.

        Moreover, as our aircraft are operated by our lessees in multiple states and foreign jurisdictions, we may have nexus or taxable presence as a result of our aircraft landings in various states or foreign jurisdictions. Such landings may result in us being subject to various foreign, state and local taxes in such states or foreign jurisdictions.

We are subject to various risks and requirements associated with transacting business in foreign countries.

        Our international operations, including those of AeroTurbine, expose us to trade and economic sanctions and other restrictions imposed by the United States or other governments or organizations. See "Business—Government Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act, or FCPA, and other federal statutes and regulations, including the International Traffic in Arms Regulations ("ITAR") and those established by the Office of Foreign Assets Control ("OFAC"). Under these laws and regulations, the government may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, operating results, and financial condition.

        We have in place training programs for our employees with respect to FCPA, OFAC, export controls and similar laws and regulations. There can be no assurance that our employees, consultants, sales agents, or associates will not engage in conduct for which we may be held responsible. Violations of the FCPA, OFAC and other export control regulations, and similar laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We are subject to various environmental laws and regulations that could have an adverse impact on our results of operations.

        Our operations, including AeroTurbine's operations, are subject to various federal, state and local environmental, health and safety laws and regulations in the United States, including those relating to the discharge of materials into the air, water, and ground, the generation, storage, handling, use, transportation and disposal of regulated materials, the remediation of contaminated sites, and the health and safety of our employees. A violation of these laws and regulations or permit conditions can result in substantial fines, permit revocation or other damages. Many of these laws could obligate us to investigate or clean up contamination that may exist at our current facilities, or facilities that we formerly owned or operated, even if we did not cause the contamination. They could also impose liability on us for related natural resource damages or investigation and remediation of third party waste disposal sites where we have sent, or may send, waste. We may also be subject to claims for personal injury or property damages relating to any such contamination or non-compliance with other environmental requirements. We may not be in complete compliance with these laws, regulations or permits at all times. Also, new or more stringent standards in existing environmental laws may cause us to incur additional costs.

Regulations relating to climate change, noise restrictions, and greenhouse gas emissions may have a negative effect on the airline industry and our business and financial condition.

        Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or the ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that meet the older standards applicable to engines manufactured or certified prior to January 1, 2006, but the European Union has established a framework for the imposition of operating limitations on aircraft that is not consistent with these new standards.

        More recently, the ICAO has been reviewing and analyzing certification noise levels for certain aircraft, and based on that analysis, is developing a range of increased stringency noise standard alternatives. This analysis will be considered at an ICAO meeting in 2013. In addition to more stringent noise restrictions, the United States and certain other jurisdictions regulate emissions of certain greenhouse gases, such as nitrogen oxide. These limits frequently apply only to engines manufactured after 1999; however, because aircraft engines are replaced from time to time in the usual course, it is likely that the number of engines subject to these requirements would increase over time. In addition, concerns over climate change could result in more stringent limitations on the operation of aircraft powered by older, noncompliant engines, as well as newer engines. For example, the United States recently adopted more stringent nitrogen oxide emission standards for newly manufactured aircraft engines starting in 2013, and an even more stringent emission standard for engines manufactured in 2014 or later; the European Union has incorporated aviation-related greenhouse gas emissions into the European Union's Emission Trading Scheme beginning January 1, 2012, and the ICAO recently approved a resolution designed to cap greenhouse gas emissions from aircraft and committed to propose a greenhouse gas emission standard for aircraft engines by 2013.

        European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. As noted, the European Parliament and the European Court of Justice included aviation in the European Union's Emissions Trading Scheme starting January 1, 2012, and all of the emissions associated with international flights that land or take off within the European Union are now subject to the trading program, even those emissions that are emitted outside of the European Union. Although the United States and other countries unsuccessfully challenged the extra-territorial application of the Emissions Trading Scheme and are considering other efforts to avoid the extra-territorial application, its inclusion could possibly distort the European air transport market leading to higher ticket prices and ultimately a reduction in demand for air travel. Beginning in 2007, the United Kingdom doubled its air passenger duties to respond to the environmental costs of air travel. Similar measures may be implemented in other jurisdictions due to environmental concerns. These increased costs could have a negative impact on the demand for air travel and, as a result, on our business and financial condition.

        In addition, noise and emission regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are necessary, require us to make significant additional investments in the aircraft and engines to make them compliant. Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect lessees' ability to make rental and other lease payments and reduce the value we receive for the aircraft upon any disposition, which could have an adverse effect on our business and financial condition.

Failure to obtain certain required licenses and approvals could negatively affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

        Lessees are subject to extensive regulation under the laws of the jurisdictions in which the aircraft are registered and operated. As a result, we expect that certain aspects of our leases will require licenses, consents or approvals, including consents from governmental or regulatory authorities for certain payments under our leases and for the import, export or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase such requirements and governmental consent, once given, could be withdrawn. Furthermore, consents needed in connection with the future re-leasing or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

A cyber-attack that bypasses our information technology, or IT, security systems, causing an IT security breach, may lead to a material disruption of our IT systems and the loss of business information which may hinder our ability to conduct our business effectively and may result in lost revenues and additional costs.

        Parts of our business depend on the secure operation of our computer systems to manage, process, store, and transmit information associated with aircraft leasing. A cyber-attack could adversely impact our daily operations and lead to the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could result in reputational harm, competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liability. While we devote substantial resources to maintaining adequate levels of cyber-security, our resources and technical sophistication may not be adequate to prevent all types of cyber-attacks.

The timing and amount in which we report our revenue and expenses may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board, or IASB, issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. Subsequent meetings of the joint committee of the FASB and the IASB have made further changes to the proposed lease accounting.

        Under the current proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term, or Right-of-Use Asset ("ROU"), and a liability to make lease payments. The ROU and liability incorporate the rights arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments. Lease expense would include the amortization of the ROU and the recognition of interest expense based on the lessee's incremental borrowing rate (or the rate implicit in the lease, if known) on the repayment of the lease obligation.

        Under the current proposed accounting model, lessors will apply the receivable and residual method. This will require a lessor to derecognize its flight equipment into a receivable based upon the present value of lease payments under a lease and a residual value. Revenue recognized would be interest income based upon the effective interest rate implicit in the lease.

        The FASB and IASB intend to issue a revised exposure draft in 2012. The proposal does not include a proposed effective date; rather it is expected to be considered as part of the evaluation of the effective dates for the major projects currently undertaken by the FASB. The FASB and IASB continue to deliberate on the proposed accounting. Currently, management is unable to assess the impact the adoption of the new finalized lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, will likely change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft. Therefore, we do not believe it will have a material impact on our business.

None of the Federal Reserve Bank of New York (the "FRBNY"), Department of the Treasury, or any other department or agency of the U.S. government has given any guarantee, undertaking or assurance to provide any financial or other support to us at any time in the future.

        Given the previous actions of the FRBNY and the Department of the Treasury in connection with the liquidity issues of AIG and its subsidiaries, including us, and the Department of the Treasury's ownership of approximately 53% of AIG's outstanding common stock, some debtholders may assume that the FRBNY or Department of the Treasury may provide support to us if we were to encounter financial or other difficulties in the future. Holders of our debt should be aware that none of the FRBNY, Department of the Treasury, nor any other department or agency of the U.S. government, nor any of their respective employees, representatives or agents has given any guarantee, undertaking or assurance (whether express or implied and whether or not the same is legally binding) to provide any financial or other support (whether in the form of debt, equity or otherwise) to us at any time in the future. Accordingly, debtholders should not assume that any such support would be provided by any such entities in those circumstances.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $742.2 million, after deducting fees, underwriters' discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft. Pending the application of the proceeds, we may invest the proceeds in short-term securities.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2012 on:

  •
  a historical basis; and

  •
  an as adjusted basis to give effect to the issuance of the notes from this offering, after deducting fees, underwriters' discounts and estimated expenses payable by us, and the use of proceeds therefrom.

        The information presented in the table below should be read in conjunction with "Use of Proceeds" and "Description of Other Indebtedness" as well as the consolidated historical financial statements and the notes thereto incorporated in this prospectus supplement by reference.

	As of June 30, 2012
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents, excluding restricted cash	$2,411,543	$3,153,768

Long-term debt, including current portion:
Secured
Secured Notes	$3,900,000	$3,900,000
ECA financings	2,120,667	2,120,667
Secured bank debt(1)	2,065,375	2,065,375
Institutional secured term loans	1,450,000	1,450,000
Less: Deferred debt discount	(8,720)	(8,720)
Unsecured
Notes offered hereby	—	750,000
Bonds and medium-term notes	13,762,919	13,762,919
Less: Deferred debt discount	(42,264)	(42,264)
Subordinated debt	1,000,000	1,000,000

Total long-term debt, including current portion	24,247,977	24,997,977

Total shareholders' equity	7,857,175	7,857,175

Total capitalization	$32,105,152	$32,855,152

(1)
Of this amount, $287.7 million is non-recourse to ILFC. These secured financings were incurred by VIEs, and consolidated into our consolidated financial statements.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary description of our outstanding indebtedness other than the notes. This summary is not a description of all of the terms of such indebtedness. For additional details on our outstanding indebtedness, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this prospectus supplement.

Senior Secured Notes

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The senior secured notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their equipment and related leases, and cash collateral when required. In addition, two of our subsidiaries, which either own or hold leases of aircraft included in the pool securing the senior secured notes, have guaranteed such notes. We can redeem the senior secured notes at any time prior to their maturity, provided we give notice between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the senior secured notes.

        The indenture and the aircraft mortgage and security agreement governing the senior secured notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of the assets serving as collateral for the senior secured notes; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; and (v) make investments in or transfer assets to non-restricted subsidiaries. The indenture governing the senior secured notes also restricts our and the subsidiary guarantors' ability to consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture governing the senior secured notes also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

Export Credit Agreement ("ECA") Facilities

        We entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly owned subsidiaries that have been designated as non-restricted subsidiaries under our indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility.

        As of June 30, 2012, approximately $2.1 billion was outstanding under the 2004 ECA facility and no loans were outstanding under the 1999 ECA facility. The interest rates on the loans outstanding under the 2004 ECA facility are either fixed or based on LIBOR and ranged from 0.71% to 4.71% at June 30, 2012. The net book value of the aircraft purchased under the 2004 ECA facility was $4.1 billion at June 30, 2012. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly owned subsidiaries that hold title to the aircraft financed under the facilities. The 2004 ECA facility contains customary events of default and restrictive covenants, including a covenant to maintain a minimum consolidated tangible net worth.

        Because of our current long-term debt ratings, the 2004 ECA facility requires us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility. The segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt under the 2004 ECA facility. The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the 2004 ECA facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. The mortgages are only required to be filed with respect to aircraft that have outstanding loan balances or otherwise as agreed in connection with the cross-collateralization agreement described below. At June 30, 2012, and December 31, 2011, respectively, we had segregated security deposits, overhaul rentals and rental payments aggregating $396.0 million and $414.8 million related to aircraft funded under the 2004 ECA facility. The segregated amounts fluctuate with changes in security deposits, overhaul rentals, rental payments and principal and interest payments related to the aircraft funded under the 2004 ECA facility. In addition, if a default resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to a cross collateralization agreement, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, even though those aircraft are no longer subject to a loan at June 30, 2012.

        We have cross-collateralized the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization, we (i) guarantee the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under the 1999 ECA facility; (ii) granted mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) have to maintain a loan-to-value ratio (aggregating the aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to apply proceeds generated from certain disposals of aircraft to obligations under the 2004 ECA facility.

        The cross-collateralization agreement also includes additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $9.9 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the remainder of the effective period. The covenants are in effect until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $252.4 million at June 30, 2012, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, even though those aircraft are no longer subject to a loan at June 30, 2012.

Secured Bank Debt

        2006 Credit Facility:    We had a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. The interest on the secured loans was based on LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding balance. On February 23, 2012, we prepaid the total remaining outstanding amount under this facility of $456.9 million and terminated the facility. In connection with this prepayment, we recognized losses aggregating $3.2 million from the write off of unamortized deferred financing costs and deferred debt discount.

        2011 Secured Term Loan:    On March 30, 2011, one of our non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion. The loan matures on March 30, 2018, and scheduled principal payments commenced in June 2012. The loan bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly-owned subsidiaries of the subsidiary borrower. The security granted initially included a portfolio of 54 aircraft, together with attached leases and all related equipment, with an average appraised base market value, as defined in the loan agreement, of approximately $2.4 billion as of January 1, 2011, and the equity interests in certain special purpose entities ("SPEs"), that own the pledged aircraft and related equipment and leases. The $2.4 billion was equal to an initial loan-to-value ratio of approximately 65%. The proceeds of the loan were made available to the subsidiary borrower as aircraft were transferred to the SPEs, at an advance rate equal to 65% of the initial appraised value of the aircraft transferred to the SPEs. The full $1.5 billion has been advanced to the subsidiary borrower under the agreement.

        The subsidiary borrower is required to maintain compliance with a maximum loan-to-value ratio, which declines over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to the SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The subsidiary borrower can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty before March 30, 2013. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

        AeroTurbine Revolving Credit Agreement:    AeroTurbine has a credit facility that expires on December 9, 2015 and after the most recent amendment on February 23, 2012, provides for a maximum aggregate available amount of $430 million, subject to availability under a borrowing base calculated based on AeroTurbine's aircraft assets and accounts receivable. AeroTurbine has the option to increase the aggregate amount available under the facility by an additional $70 million, either by adding new lenders or allowing existing lenders to increase their commitments if they choose to do so. Borrowings under the facility bear interest determined, with certain exceptions, based on LIBOR plus a margin of 3.0%. AeroTurbine's obligations under the facility are guaranteed by ILFC on an unsecured basis and by AeroTurbine's subsidiaries (subject to certain exclusions) and are secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors. The credit agreement contains customary events of default and covenants, including certain financial covenants. Additionally, the credit agreement imposes limitations on AeroTurbine's ability to pay dividends to us (other than dividends payable solely in common stock). As of June 30, 2012, AeroTurbine had $270.2 million outstanding under the facility.

        Secured Commercial Bank Financings:    In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. The $106.0 million loan has two tranches, both secured by the aircraft and related lease receivables. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is

$24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches mature in May 2018 with interest rates based on LIBOR. At June 30, 2012, the interest rates on the $82.0 million and $24.0 million tranches were 3.389% and 5.089%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At June 30, 2012, $72.0 million was outstanding under the two tranches and the net book value of the aircraft was $129.5 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Approximately half of the original loan amortizes over five years and the remaining $27.5 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At June 30, 2012, $37.4 million was outstanding and the net book value of the aircraft was $86.0 million.

        In March 2012, one of our indirect non-restricted subsidiaries entered into a $203 million term loan facility that was used to finance seven Boeing 737-800s. The principal of each senior loan issued under the facility will partly amortize over six years, with the remaining principal payable at the maturity date. The loans are non-recourse to ILFC except under limited circumstances and are secured by the purchased aircraft and lease receivables. The subsidiary borrower can voluntarily prepay the loans at any time subject to a 2% prepayment fee prior to March 30, 2014 and a 1% prepayment fee between March 30, 2014 and March 30, 2015.

        The subsidiary borrower is prohibited under the agreement from: (i) incurring additional debt; (ii) incurring additional capital expenditures; (iii) hiring employees; and (iv) negatively pledging the assets securing the facility.

Institutional Secured Term Loans

        In 2010, we entered into the following term loans, both of which were repaid or refinanced in 2012:

  •
  $750 million term loan agreement secured by 43 aircraft and all related equipment and leases, with an initial loan-to-value ratio of approximately 56%. The loan had an original maturity date of March 17, 2015, and bore interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. On March 23, 2012, we repaid the loan in full. In connection with the prepayment of this loan, we recognized losses aggregating $17.7 million from the write off of unamortized deferred financing costs and deferred debt discount.

  •
  $550 million term loan agreement entered into through a non-restricted subsidiary. The obligations of the subsidiary borrower were guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that held title to 37 aircraft, with an initial loan-to-value ratio of approximately 57%. The loan had an original maturity date of March 17, 2016, and bore interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. On April 12, 2012, we refinanced the loan with a new $550 million secured term loan, as further discussed below.

        In 2012, we entered into the following term loans:

  •
  $900 Million Secured Term Loan: On February 23, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $900 million. The loan matures on June 30, 2017, and bears interest at LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor, or, if applicable, a base rate plus a margin of 3.0%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures and that hold title to 62 aircraft and all related equipment and leases with an average appraised base market value, as defined in the loan agreement, of approximately $1.66 billion as of December 31, 2011. The $1.66 billion equals an initial loan-to-value ratio of approximately 54%. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to February 23, 2013.

  •
  $550 Million Secured Term Loan: On April 12, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $550 million. The loan matures on April 12, 2016, and bears interest at LIBOR plus a margin of 3.75% with a LIBOR floor of 1%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures and that hold title to 36 aircraft and all related equipment and leases with an average initial appraised base market value, as defined in the loan agreement, of approximately $1.0 billion. The $1.0 billion equals an initial loan-to-value ratio of approximately 55%. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to April 12, 2013. We used the proceeds from this loan to prepay in full our $550 million secured term loan that was scheduled to mature on March 17, 2016. In connection with this refinancing of our $550 million secured term loan, 92% of the transaction was accounted for as a modification of the 2010 secured term loan and we recorded $4.7 million of the arrangement fee in Selling, general and administrative expense and $2.0 million as early extinguishment of debt.

        These loans each require a loan-to-value ratio of no more than 63%. If either subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The loans contain customary covenants and events of default, including covenants that limit the ability of the subsidiary borrowers and their subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrowers and their subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

Unsecured Bonds and Medium-Term Notes

        Shelf Registration Statement:    We have an effective shelf registration statement filed with the SEC. As a result of our well-known seasoned issuer ("WKSI"), status, we have an unlimited amount of debt securities registered for sale under the shelf registration statement.

        We have issued unsecured notes with an aggregate principal amount outstanding of $11.0 billion under our current and previous shelf registration statements, including $750 million of 4.875% notes due 2015 and $750 million of 5.875% notes due 2019, each issued in March 2012. We received aggregate net proceeds of approximately $1.48 billion from the notes issuance in March 2012, after deducting underwriting discounts and commissions and fees. We used part of the net proceeds to prepay our $750 million secured term loan due March 17, 2015 and the remainder has been or will be used for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft. The debt securities currently outstanding under our shelf registration statements mature through 2022 and bear interest rates that range from 0.82% to 8.875%.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The senior notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indenture governing the senior notes contains customary covenants that, among other things, restrict our, and our restricted subsidiaries', ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture governing these senior notes also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the senior notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Revolving Credit Agreement

        2011 Credit Facility:    On January 31, 2011, we entered into a $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks. This revolving credit facility expires on January 31, 2014, and provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. As of June 30, 2012 and August 15, 2012, no amounts were outstanding under this revolving credit facility.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065. The $400 million tranche has a call option date of December 21, 2015. We can call the $600 million tranche at any time. The interest rate on the $600 million tranche is a floating rate with a credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest rate resets quarterly and at June 30, 2012, the interest rate was 4.28%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Derivatives

        We employ derivative products to manage our exposure to interest rate risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At June 30, 2012, our derivative portfolio consisted of interest rate swaps and caps. All of our interest rate swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in other comprehensive income instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps at June 30, 2012, is AIG Markets, Inc., a wholly owned subsidiary of AIG. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would not have a material impact on our results of operations and cash flows, as we are in a net liability position at June 30, 2012. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

DESCRIPTION OF NOTES

General

        ILFC will issue 5.875% Senior Notes due 2022 (the "notes") under an indenture dated as of August 1, 2006, as supplemented by the first supplemental indenture dated as of August 20, 2010, the second supplemental indenture dated as of December 7, 2010, the third supplemental indenture dated as of May 24, 2011, the fourth supplemental indenture dated as of December 11, 2011, the fifth supplemental indenture dated as of March 19, 2012 and the sixth supplemental indenture to be entered into on or prior to the date of closing (the "indenture") between ILFC and Deutsche Bank Trust Company Americas, as trustee, paying agent, security registrar and authentication agent (the "Trustee"). This series of notes will be separate from any other series of debt securities (together with the notes, the "Debt Securities") that have been issued or may be issued from time to time in the future under the indenture. The indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued in one or more series, in each case as authorized from time to time by ILFC. Any series of Debt Securities, including this series of the notes, may be reopened, and additional Debt Securities of such series may be issued.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the indenture at ILFC's address set forth under "Incorporation of Certain Information by Reference."

        The notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under "Book-Entry; Delivery and Form."

Principal Amount; Maturity and Interest

        ILFC will issue the notes in an initial aggregate principal amount of $750,000,000. The notes will mature on August 15, 2022.

        The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

        The notes will bear interest at a rate of 5.875% per year and will be payable semi-annually, in cash in arrears, on Febuary 15 and August 15 of each year, beginning on February 15, 2013, to the persons in whose name the notes are registered at the close of business on the immediately preceding February 1 and August 1, respectively. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        Interest on the notes will accrue from and including the date the notes are issued (the "issue date") or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date.

        If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Ranking

        The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, including all Debt Securities, and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. As of June 30, 2012, we had approximately $24.3 billion aggregate principal amount of debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Other Indebtedness—Secured Bank Debt." and "Description of Other Indebtedness—Institutional Secured Term Loans."

        The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of ILFC. As of June 30, 2012, ILFC, on a standalone basis, had approximately $26.9 billion in total assets, excluding intercompany receivables, and approximately $25.2 billion of liabilities outstanding.

        The notes will be unsecured and will not be guaranteed by our parent, any of our subsidiaries or any third party.

Redemption

        The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

Certain Covenants

        The following is a summary of the covenants included in the indenture. Other than the restrictions described below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving ILFC or in the event of a decline in its credit rating as the result of a change of control, takeover, recapitalization, highly leveraged transaction or similar restructuring involving ILFC that could adversely affect such holders.

Restrictions on Liens

        The indenture provides that ILFC will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage (as defined under the heading "Certain Definitions" below), upon any property of ILFC or any Restricted Subsidiary, or upon any shares of stock of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such indebtedness for borrowed money, that the notes (together with, any other Debt Securities outstanding under the indenture, and if ILFC shall so determine, any other indebtedness of ILFC or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

          (1)   mortgages existing on August 1, 2006;

          (2)   mortgages to secure the payment of all or part of the purchase price of such property (other than property acquired for lease to a Person other than ILFC or a Restricted Subsidiary) upon the acquisition of such property by ILFC or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by ILFC or a Restricted Subsidiary prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by ILFC or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (3)   mortgages on the property of a Restricted Subsidiary on the date it became a Restricted Subsidiary;

          (4)   mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to ILFC or to another Restricted Subsidiary;

          (5)   mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with ILFC or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by ILFC or a Restricted Subsidiary;

          (6)   any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and (A) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (B) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

          (7)   liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against ILFC or any Restricted Subsidiary with respect to which ILFC or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by ILFC or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which ILFC or such Restricted Subsidiary is a party; or

          (8)   liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of ILFC or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of ILFC, materially impair the use of such property in the operation of the business of ILFC or such Restricted Subsidiary or the value of such property for the purposes of such business.

        Notwithstanding the foregoing provisions, ILFC and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of ILFC and its Restricted Subsidiaries secured by mortgages which is not listed in clauses (1) through (8) above, does not at the time exceed 12.5% of the Consolidated Net Tangible Assets of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination.

Restrictions as to Dividends and Certain Other Payments

        The indenture provides that no dividend whatsoever shall be paid or declared nor shall any distributions be made on any capital stock of ILFC (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of ILFC), nor shall any payment be made by ILFC or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default as defined under clauses (1), (2) or (3) under the caption "—Events of Default" has occurred and is continuing.

Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries

        ILFC will not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock or indebtedness of any Restricted Subsidiary.

        ILFC will not permit any Non-Restricted Subsidiary to be designated as or otherwise to become a Restricted Subsidiary unless:

          (1)   such Non-Restricted Subsidiary is not a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions and Puerto Rico; and

          (2)   immediately thereafter, such Subsidiary has outstanding no mortgages in respect of any of its assets except as would have been permitted by the covenant described under the caption "—Certain Covenants—Restrictions on Liens" above had such mortgages been incurred immediately thereafter.

        Promptly after the adoption of any resolution by the Board of Directors designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, ILFC shall file a certified copy thereof with the Trustee, together with an officers' certificate as required by the terms of the indenture.

Restrictions on Investments in Non-Restricted Subsidiaries

        ILFC will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter ILFC would be in breach of or in default in the performance of any of its covenants or warranties contained in the indenture.

SEC Reports and Reports to Holders

        ILFC will be required to file with the Trustee within 15 days after ILFC is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which ILFC may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if ILFC is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, ILFC will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by ILFC with the conditions and covenants provided for in the indenture as may be required from time to time by such rules and regulations.

Merger and Sale of Assets

        The indenture provides that ILFC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and ILFC shall not permit any Person to consolidate with or merge into ILFC or convey, transfer or lease its properties and assets substantially as an entirety to ILFC, unless the following conditions are satisfied:

          (1)   the Person formed by such consolidation or merger or to which such assets or properties are conveyed, transferred or leased substantially as an entirety, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the obligations of ILFC under the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

          (3)   if, as a result of such consolidation, merger, conveyance, transfer or lease, the property or assets of ILFC become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, ILFC or such Person will have taken appropriate steps to secure the notes (and any other Debt Securities outstanding under the indenture) equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor Person shall be substituted for ILFC under the indenture and, except in the case of a lease, ILFC will be relieved of all obligations under the indenture.

Events of Default

        The indenture defines an Event of Default with respect to the notes as being any one of the following occurrences:

          (1)   default in the payment of any installment of interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days or more; or

          (2)   default in the payment of all or any part of the principal of the notes when it becomes due and payable at its Maturity; or

          (3)   default in the performance, or breach, of any other covenant or warranty of ILFC in the indenture applicable to the notes, and continuance of such default or breach for a period of 60 days after notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of notes at the time Outstanding; or

          (4)   default under any mortgage, indenture (including the indenture governing the notes) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of ILFC or any Restricted Subsidiary now existing or created after the issue date of the notes, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of notes at the time Outstanding; or

          (5)   certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes at the time Outstanding may declare the notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the notes at the time Outstanding.

        The holder of any note will not have any right to institute any proceeding with respect to the indenture or remedies thereunder, unless:

          (1)   such holder previously gives the Trustee written notice of an Event of Default with respect to the notes and that Event of Default is continuing;

          (2)   the holders of not less than 25% in principal amount of Outstanding notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity to institute such proceeding as Trustee; and

          (3)   the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice and the Trustee has not been given inconsistent direction during such 60-day period by holders of a majority in principal amount of the notes at the time Outstanding.

        However, the right of any holder of any note to institute suit for enforcement of any payment of principal and interest on any note on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of Outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest), if it determines that withholding notice is in their interests.

        ILFC is required under the indenture to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether it is in default under the indenture and, if it is in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        The indenture contains provisions permitting ILFC and the Trustee to amend or supplement the indenture with the consent of the holders of a majority in principal amount of the Outstanding notes voting as a single group; provided that any amendment or supplement that affects the terms of any series of notes as distinct from any other series of notes shall require the consent of the holders of a majority in principal amount of the Outstanding notes of such series. Any past default by ILFC in respect of any series of notes and its consequences may be waived with the consent of the holders of a majority in principal amount of the Outstanding notes of such series. However, ILFC will not be permitted to enter into any amendment, supplement or waiver without the consent of the holders of all affected notes if the amendment, supplement or waiver would:

          (1)   change the stated maturity of the principal of or any installment of principal or interest on any note;

          (2)   reduce the principal amount payable of, or the rate of interest on, any note;

          (3)   adversely affect any right of repayment at the option of the holder of any note;

          (4)   make any note payable in a currency other than U.S. dollars;

          (5)   impair the right of the holders of the notes to institute suit for the enforcement of any payment on or after the stated maturity thereof;

          (6)   reduce the percentage in principal amount of outstanding notes whose holders must consent to any amendment, supplement or waiver;

          (7)   amend, change or modify any provision of the indenture affecting the ranking of the notes of a series in a manner adverse to the holders of such notes; or

          (8)   modify certain provisions in the indenture with respect to the notes providing for the amendment, supplement or waiver that specify the percentage necessary to take such actions, except to increase such percentage.

        The indenture also contains provisions permitting ILFC, when authorized by a resolution of ILFC's Board of Directors, and the Trustee, to amend or supplement the terms of the indenture with respect to the notes without the consent of any holder of notes, for purposes including:

          (1)   to evidence ILFC's succession by another corporation;

          (2)   to add covenants for the benefit of the holders of the notes or any additional Event of Default for the notes;

          (3)   to secure the notes;

          (4)   to evidence the appointment of a successor trustee; or

          (5)   to cure any ambiguity, to correct or supplement any provision of the indenture inconsistent with other provisions or make any other provision which does not adversely affect the interests of the holders of the notes in any material respect.

Defeasance and Covenant Defeasance

        The obligations of ILFC under the indenture with respect to the notes will terminate (other than certain specified conditions) and ILFC will be released upon payment in full of all of the notes. ILFC may, at its option, and at any time, elect to have all its obligations discharged under the indenture with respect to the notes and cure any then existing Events of Default with respect to the notes ("legal defeasance"), other than:

          (1)   ILFC's obligation with respect to the register, transfer and exchange of the notes, with respect to mutilated, destroyed, lost or stolen notes;

          (2)   ILFC's obligations to maintain an office or agency in the place designated for payment of the notes and with respect to the treatment of funds held by paying agents;

          (3)   ILFC's obligation to hold, or cause the paying agent to hold, in trust money for the payment of principal and interest due on outstanding notes for the benefit of the holders;

          (4)   certain obligations to the Trustee; and

          (5)   certain obligations arising in connection with such discharge of obligations.

        ILFC may also, at its option and at any time, elect to be released from the restrictions described under the caption "—Certain Covenants" above with respect to the notes ("covenant defeasance") and thereafter, any omission to comply with such covenants will not constitute an Event of Default with respect to the notes.

        The conditions ILFC must satisfy for legal defeasance or covenant defeasance include the following:

          (1)   ILFC must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the notes. The trust funds must consist of money or U.S. Government Obligations, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on the notes.

          (2)   No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the notes shall have occurred and be continuing on the date ILFC makes such deposit or, for certain purposes, during the period ending on the 123rd day after the date of such deposit, or on the day after the expiration of any longer preference periods.

          (3)   The legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the indenture.

          (4)   The legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or other material agreements or instruments of ILFC.

        In the case of legal defeasance, ILFC is also required to deliver to the Trustee an opinion of counsel stating that it has received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the issue date of the notes there has been a change in the applicable federal income tax law, such that the holders of the outstanding notes to be legally defeased will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance. The ruling must provide that the holders of the outstanding notes to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, ILFC is required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

The Trustee, Registrar and Paying Agent

        The Trustee, registrar and paying agent will be Deutsche Bank Trust Company Americas under the indenture. ILFC may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee, the registrar or any paying agent and any of their affiliates in the ordinary course of business. Affiliates of the Trustee, the registrar or any paying agent may participate as underwriters, agents or dealers in offerings of ILFC's or its affiliates' securities, including the notes.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Certain significant terms which are defined in the indenture are set forth below:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" means either the board of directors of ILFC or any committee of that board duly authorized to act under the terms of the indenture.

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of ILFC and its Restricted Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (iii) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

        "Maturity" when used with respect to any note, means the date on which the principal thereof becomes due and payable as provided in the indenture and the notes, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

        "mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (i) any Subsidiary which shall be designated by the Board of Directors as a Non-Restricted Subsidiary, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. An initial list of Non-Restricted Subsidiaries will be set forth in an exhibit attached to the indenture.

        "Outstanding" means, as of the date of determination, all notes (or series of notes, as applicable) theretofore authenticated and delivered under the indenture, except:

          (1)   notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (2)   notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than ILFC) in trust or set aside and segregated in trust by ILFC (if ILFC shall act as its own paying agent);

          (3)   notes which have been defeased pursuant to the procedures specified under the caption "—Defeasance" above; and

          (4)   notes which have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the indenture, other than any such notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such notes are held by a bona fide purchaser in whose hands such notes are valid obligations of ILFC;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such notes and that the pledgee is not ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Restricted Subsidiary" means any Subsidiary other than a Non-Restricted Subsidiary; provided, however, that the Board of Directors may, subject to the covenant described under the caption "—Certain Covenants—Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries" above, designate any Non-Restricted Subsidiary, substantially all of the physical properties or business of which are located in the United States of America, its territories and possessions, or Puerto Rico and which does not meet the requirements of clause (ii) of the definition of Non-Restricted Subsidiary, as a Restricted Subsidiary.

        "Subsidiary" means a corporation, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by ILFC or by one or more other Subsidiaries, or by ILFC and one or more other Subsidiaries.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Government Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

        "Voting Stock" means stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

        The certificates representing the notes will be issued in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC"), as depositary, and registered in the name of a nominee of such depositary. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary ("participants") and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the underwriters and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture governing the notes.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        A Global Note is exchangeable for certificated notes in fully registered form without interest coupons ("Certificated Securities") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary is a description of material United States federal income tax consequences relating to the purchase, ownership and disposition of the notes to persons who purchase notes from us in the offering at their issue price (as defined below). The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of notes by a holder in light of such holder's personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of notes by investors that do not hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

  •
  dealers in securities or foreign currency;

  •
  traders that elect to mark their securities to market;

  •
  tax-exempt investors;

  •
  partnerships and other entities treated as partnerships for U.S. federal income tax purposes or investors therein;

  •
  S corporations and any investors therein;

  •
  United States expatriates;

  •
  regulated investment companies, real estate investment trusts, banks, thrifts, insurance companies or other financial institutions or financial service entities;

  •
  persons that hold the notes as a position in a straddle or as part of a synthetic security or hedge, constructive sale or conversion transaction or other integrated investment;

  •
  persons that do not purchase notes from us in the offering at their issue price;

  •
  holders who are subject to U.S. federal alternative minimum tax;

  •
  holders subject to Medicare contribution tax;

  •
  U.S. holders (as defined below) that have a functional currency other than the U.S. dollar;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  foreign governments or international organizations, within the meaning of Section 892 of the Code; or

  •
  retirement plans.

        Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below.

        The term "U.S. holder" means a beneficial owner of notes that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a domestic trust.

        The term "non-U.S. holder" means a beneficial owner of notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

        The tax treatment of a partner or owner of an entity that holds the notes and is treated as a partnership for United States federal income tax purposes generally depends on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of the notes should consult their tax advisors.

        This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

        This discussion does not address the effect of any other federal tax laws (e.g., federal estate or gift tax laws) or applicable state, local or foreign tax laws.

        Interest on the Notes.    Interest payable on the notes should be includable in your gross income as ordinary income when accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

        Sale of the Notes.    Upon the sale or retirement of the notes, you will recognize taxable gain or loss equal to the difference between the amount of cash or other property received (other than any amount attributable to accrued but unpaid interest, which will be taxable as such to the extent not already included in income) and your tax basis in the notes. Your tax basis in your notes generally will be your purchase price for the notes. Any gain or loss you realize upon a sale or disposition of a note generally will be capital gain or loss. This gain or loss will be long-term capital gain or loss if your holding period for the notes is greater than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

        Interest on the Notes.    Under present U.S. federal income tax law, and subject to the discussions below concerning backup withholding and FATCA withholding, the payment by us or our paying agent of interest to a non-U.S. holder that is not effectively connected with such holder's U.S. trade or business will not be subject to U.S. federal income or withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us;

  •
  you are not a bank holding the notes as loans made in the ordinary course of business; and

  •
  you satisfy certain certification requirements (summarized below).

        In order to meet the aforementioned certification requirement, current Treasury Regulations generally require that:

  •
  you (or your agent) deliver to the withholding agent an IRS Form W-8BEN (or successor form), signed by you or your agent on your behalf, certifying your non-U.S. status; or

  •
  if you hold your notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds your notes provides a signed statement to the withholding agent that is accompanied by a properly completed and duly executed IRS Form W-8BEN (or successor form) provided by you to that same organization or institution.

        Special rules apply to the certifications that must be provided by entities like partnerships, estates, trusts and intermediaries. You should consult your tax advisor regarding the application of the U.S. federal income and withholding tax rules to your particular circumstances.

        In the event that you do not meet the foregoing requirements, interest on the notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless reduced by an applicable income tax treaty.

        Interest on your notes that is effectively connected with your U.S. trade or business will not be subject to U.S. federal withholding tax if you have certified, generally on a properly completed and duly executed IRS Form W-8ECI, or under certain circumstances, Form W-8BEN (or, in each case, its successor form), that you are exempt from withholding tax. Such interest will be subject to U.S. federal income tax on a net basis generally in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, interest that is effectively connected with a United States trade or business will be subject to United States federal income tax generally only if such interest is attributable to a permanent establishment (or a fixed base in the case of an individual) you maintain in the United States. To claim the benefit of an income tax treaty, you will need to provide a properly completed and duly executed IRS Form W-8BEN (or successor form).

        Sale of Notes.    If you sell or otherwise dispose of your notes in a transaction that is treated as a taxable sale or exchange for U.S. federal income tax purposes (including a retirement), subject to the discussion below concerning FATCA withholding, you generally will not be subject to U.S. federal income tax on any gain you recognize on this transaction, unless:

  •
  the gain is effectively connected with a trade or business you conduct or are deemed to conduct in the United States; or

  •
  you are an individual who is present in the U.S. for 183 days or more in the year in which you dispose of your notes and certain other conditions are met.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale generally in the same manner as described above with respect to effectively connected interest. An individual non-U.S. holder described in the second bullet point above will generally be subject to a 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale (net of certain U.S. source capital losses).

Information Reporting and Backup Withholding

        When required, amounts paid on or with respect to the notes, proceeds from a sale or other disposition (including a retirement) of the notes, and the amount of tax, if any, withheld from such payments and proceeds will be reported to the holders of the notes and the IRS during each calendar year.

        A holder may be subject under certain circumstances to backup withholding at a current rate of 28% with respect to interest payments and gross proceeds from the sale, exchange or disposition (including a retirement) of our notes, unless (i) the holder is a corporation or comes within certain other exempt categories or (ii) prior to payment, the holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form) or provides a duly completed and executed IRS Form W-8 (or successor form), as applicable, and otherwise complies with the requirements of the backup withholding rules.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder of our notes will be allowed as a credit against such holder's federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

FATCA Withholding

        The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA"), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons (whether as beneficial owners or intermediaries) that fail to comply with certain certification and information reporting requirements. FATCA as initially enacted generally applies to the notes issued after March 18, 2012. Recently issued proposed Treasury regulations extended the grandfathering date and provide that FATCA will generally not apply to notes that are outstanding on January 1, 2013 (unless the notes are significantly modified on or after such date), although taxpayers cannot rely on the proposed Treasury regulations until they become finalized. If FATCA does apply to the notes, a withholding tax of 30% may apply to payments of interest with respect to the notes made after December 31, 2013 and to payments made in respect of gross proceeds from sales or other dispositions of the notes after December 31, 2014. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in the notes.

        If you are considering the purchase of the notes, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local, or foreign taxing jurisdiction, to your particular situation.

UNDERWRITING

        Subject to the terms and conditions of an underwriting agreement, dated the date of this prospectus supplement, among us and Citigroup Global Markets Inc., as representative of the underwriters listed in the table below, the underwriters have severally and not jointly agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of the notes set forth opposite their names in the table below.

Underwriters	Aggregate Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$68,182,000
Morgan Stanley & Co. LLC	68,182,000
RBC Capital Markets, LLC	68,182,000
UBS Securities LLC	68,182,000
Barclays Capital Inc.	68,182,000
Credit Suisse Securities (USA) LLC	68,182,000
Deutsche Bank Securities Inc.	68,182,000
Goldman, Sachs & Co.	68,182,000
J.P. Morgan Securities LLC	68,182,000
Macquarie Capital (USA) Inc.	68,181,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	68,181,000

Total	$750,000,000

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are committed to take and pay for all of the notes, if any are taken. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.600% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.360% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. ILFC estimates that its total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $275,000.

        We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. They are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the notes.

        ILFC has agreed that it will not, from the date of this prospectus supplement through the date of delivery by ILFC of the notes to investors, without first obtaining the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any debt securities issued or guaranteed by ILFC and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

        In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. In addition, the underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes and may impose "penalty bids" under contractual arrangements whereby they may reclaim from dealers participating in this offering for the account of such underwriter the selling concession with respect to the notes that are distributed in this offering but subsequently purchased for the account of such underwriter.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

        Each underwriter has agreed that:

          (a)   (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

          (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

          (c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Certain of the underwriters and their respective affiliates have provided, from time to time, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. In addition, some of the underwriters and their respective affiliates may have owned, currently own or may own, equity or equity-like securities of us. Affiliates of certain of the underwriters are lenders and/or agents under our revolving credit facilities, $1.5 billion secured term loan due 2018, $900 million secured term loan due 2017, and $550 million secured term loan due 2016 and may have other roles in connection with such facilities. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the trustee under the indenture governing the notes offered hereby. In addition, affiliates of certain of the underwriters are agents and lenders under AeroTurbine's $430 million secured revolving credit facility.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General fiduciary matters

        ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (an "ERISA Plan") and prohibits certain transactions involving the assets of an ERISA Plan and its management or fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or any authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans and other Plans subject to Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan or other Plan subject to Section 4975 of the Code with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

 LEGAL MATTERS

        The validity of the notes offered hereby and certain legal matters in connection with this offering will be passed upon for us by O'Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an explanatory paragraph that as described in Note A, denotes the Company's election, for all periods presented, to reflect AIG's basis in the assets acquired and liabilities assumed in connection with AIG's acquisition of the Company) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND AVAILABLE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any document we have filed at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You also may read and copy reports and other information filed by us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PROSPECTUS

Debt Securities

        By this prospectus, we may offer from time to time our unsecured debt securities in one or more series, with the same or different amounts, offering prices, interest rates, maturities and other terms agreed upon by us and the purchasers. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this prospectus and the prospectus supplement carefully before you invest.

        The debt securities may be sold by us through agents, to or through underwriters or dealers, or directly to purchasers. This prospectus may be used in secondary market transactions, although there are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

        Investing in these securities involves risks. See "Risk Factors" on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. No one is authorized to provide you with different information. If the terms of particular debt securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is July 20, 2012

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, debt securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        You should rely on only the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

        Except as otherwise indicated, references in this prospectus to "we," "us" and "our" refer to International Lease Finance Corporation.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov and on our website at http://www.ilfc.com/investor.htm.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  (2)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

  (3)
  our Current Reports on Form 8-K filed on February 23, 2012 (only with respect to Items 1.01, 1.02 and 2.03), March 15, 2012 (only with respect to Exhibit 1.1 of Item 9.01), March 19, 2012, March 27, 2012 (only with respect to Item 8.01), April 12, 2012 (only with respect to Items 1.01, 1.02 and 2.03) and June 21, 2012 (only with respect to Item 8.01 and Exhibits 10.1 and 10.2 of Item 9.01).

        We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed, except for any portion of a document deemed to have been "furnished" and not "filed" in accordance with SEC rules. The information filed by us with the SEC in the future will automatically update and supersede information previously incorporated by reference.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

  Secretary
  International Lease Finance Corporation
  10250 Constellation Boulevard, Suite 3400
  Los Angeles, California 90067
  Telephone: 310-788-1999

 FORWARD-LOOKING STATEMENTS

        Some of the information included or incorporated by reference into this prospectus contains forward-looking statements. These include statements regarding, among other matters, the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions, and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in our incorporated documents. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

INTERNATIONAL LEASE FINANCE CORPORATION

        We are the world's largest independent aircraft lessor measured by number of owned aircraft. As of March 31, 2012, our portfolio consisted of over 1,000 owned or managed aircraft plus commitments to purchase 247 new high-demand, fuel-efficient aircraft, including 18 through sale-leaseback transactions, rights to purchase an additional 50 such aircraft, and agreements to purchase three used aircraft from third parties. We have approximately 200 customers in more than 80 countries. We are an independent aircraft lessor because we are not affiliated with any airframe or engine manufacturer. This independence provides us with purchasing flexibility to acquire aircraft or engine models regardless of the manufacturer. We believe size and global scale provide distinct competitive advantages that, among other things, help us obtain favorable delivery dates and terms from manufacturers and access capital from a variety of sources with competitive pricing and terms. In addition, our strong customer and manufacturer relationships permit us to quickly identify opportunities to re-market aircraft as leases mature and to influence new aircraft designs. For the year ended December 31, 2011 and the three months ended March 31, 2012, we had total revenues of $4.5 billion and $1.2 billion, respectively.

        We maintain a diverse and strategic mix of aircraft designed to meet our customers' needs and maximize our opportunities to generate revenue and grow our profitability. As of March 31, 2012, we owned 934 aircraft in our leased fleet, had five additional aircraft in our fleet classified as finance and sales-type leases and provided fleet management services for 86 aircraft. By aircraft count, our diversified aircraft fleet is comprised of 71% narrowbody (single-aisle) aircraft and 29% widebody (twin-aisle) aircraft, with 53% representing Airbus models and 47% representing Boeing models. The weighted average age of our fleet, weighted by the net book value of our aircraft, was 7.9 years at March 31, 2012. We have a higher percentage of widebody aircraft compared to most other lessors, which provides us with a competitive advantage due to generally longer lease terms, higher lease rates, higher probability of lease extensions and we believe better credit quality of lessees, as compared to narrowbody aircraft. Fewer lessors compete in this portion of the market due to the higher cost of widebody aircraft, which can create increased concentration risks for smaller lessors. Our competitive advantage will be enhanced as we take delivery of next generation widebody aircraft. In addition, the aircraft we have on order or have rights to purchase are among the most modern, fuel-efficient models. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family and Airbus A350s, according to reports currently available on the Airbus and Boeing websites. We believe our size and scale allow us to compete more effectively for multi-aircraft transactions, including large sale-leaseback transactions. During 2011 we entered into sale-leaseback transactions for 27 new aircraft to be delivered through 2013, nine of which were delivered through the first quarter of 2012.

        We lease aircraft to airlines operating in every major geographic region, including emerging and high-growth markets in Asia, Latin America, the Middle East and Eastern Europe. Among our largest lessees are AeroMexico, Air France, China Southern Airlines, Emirates and Virgin Atlantic Airways. We predominantly enter into net operating leases that require the lessee to pay all operating expenses, normal maintenance and overhaul expenses, insurance premiums and taxes. Our leases have terms of up to 15 years and the weighted average lease term remaining on our current leases, weighted by the net book value of our aircraft, was 3.9 years as of March 31, 2012. Our leases are generally payable in U.S. dollars with lease rates fixed for the term of the lease, providing us with a stable and predictable source of revenues. We believe our broad customer base and market presence enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage, at March 31, 2012, of approximately 99.6% over the last five years.

        In addition to our primary business of owning and leasing aircraft, we also provide fleet management services to investors and owners of aircraft portfolios for a management fee. At times, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. Our subsidiary AeroTurbine, Inc., a provider of certified aircraft engines, aircraft and engine parts and supply chain solutions, provides us with in-house part-out and engine leasing capabilities, allows us to manage aircraft and engines across their complete lifecycle and enables us to offer an integrated value proposition to our customers.

        We began operations in 1973 as a pioneer in the aircraft leasing industry and have nearly 40 years of operating history. We believe our industry leading scale, global customer network and diversified aircraft portfolio have enabled us to prudently and profitably manage the risks of owning and leasing aircraft. We have demonstrated strong and sustainable financial performance through most airline industry cycles in the past 30 years. Our prominent leadership position within the aircraft leasing industry has resulted in a premier brand name which provides us access to a variety of funding sources and helps us attract and retain customers and employees. We operate our business principally from offices in Los Angeles, Miami, Amsterdam, Beijing, Dublin, Seattle and Singapore. Our offices are strategically located to provide us with proximity to our current customers, potential customers and airframe and engine manufacturers.

        We are incorporated in the State of California and our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of or incorporated by reference into this prospectus.

Our Relationship with AIG

        We are an indirect wholly owned subsidiary of American International Group, Inc. ("AIG"). AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through an extensive worldwide property-casualty network and are leading providers of life insurance and retirement services in the United States. The common stock of AIG is listed on the New York Stock Exchange and the Tokyo Stock Exchange. Beginning in September 2008, liquidity issues resulted in AIG seeking and receiving governmental support. As a result of receiving this governmental support, the United States Department of the Treasury (the "Department of the Treasury") owned approximately 61% of AIG's common stock as of June 1, 2012. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its remaining ownership interest in AIG over time.

        Neither AIG nor any of its subsidiaries will be a co-obligor or guarantor of the debt securities.

 Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	Year Ended December 31,
Three Months Ended March 31, 2012
	2011		2010		2009	2008	2007
1.38		(a)		(a)	2.00	1.66	1.52

(a)
In the twelve months ended December 31, 2011 and 2010, earnings were insufficient to cover fixed charges by $1.0 billion and $0.8 billion, respectively, due to non-cash impairment and lease related charges aggregating $1.7 billion and $1.8 billion, respectively.

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) adjusted for the provision (benefit) for income taxes, fixed charges and capitalized interest, and fixed charges is the sum of interest expense, capitalized interest and the interest factor of rents.

USE OF PROCEEDS

        We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include purchases of aircraft and repayment of our debt as it matures. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities (the "Debt Securities") under an indenture dated as of August 1, 2006 (the "Indenture") between us and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). The following is a summary of the material provisions of the Debt Securities and of the Indenture. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. A copy of the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness, unless otherwise provided in the prospectus supplement. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series.

        The prospectus supplement will set forth the initial offering price, the aggregate principal amount, the maturity date and some or all of the following terms of the Debt Securities:

  (1)
  the title;

  (2)
  any limit on the aggregate principal amount of a particular series;

  (3)
  to whom interest on the Debt Securities should be paid if other than the registered owner;

  (4)
  the date or dates on which we agree to pay principal and any provision for the deferral of such date or dates;

  (5)
  the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

  (6)
  the place or places where the principal of, and any premium and interest on, the Debt Securities will be payable, or the method of such payment;

  (7)
  the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

  (8)
  any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

  (9)
  the authorized denominations, if other than the specified denominations set forth in the Indenture;

  (10)
  the currency or currencies in which we agree to make payments on Debt Securities;

  (11)
  the method of determining amounts of principal, any premium and interest payable on the Debt Securities, if these amounts are calculated in reference to an index;

  (12)
  the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

  (13)
  if the Debt Securities of a particular series will not rank equally and pari passu with the Debt Securities of each other series, the ranking of the Debt Securities of that series;

  (14)
  additional Events of Default (as defined under the heading "Events of Default" below) or modifications to the Events of Default, covenants, notice requirements or redemption provisions, if any;

  (15)
  whether we will issue the debt securities in certificated or book-entry form (see "Certificated Securities" and "Global Securities" below); and

  (16)
  any additional terms.

        The prospectus supplement will also describe any federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

Payment of Interest and Exchange

        We will issue the Debt Securities of each series either in the form of one or more global securities (each a "Global Security") registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the "Depository") or such other name as may be requested by an authorized representative of the Depository, or as a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan, City and State of New York or at any paying agency maintained by us for that purpose as described under "Global Securities" below. We may provide, at our option, for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

Certificated Securities

        A holder may present Certificated Securities for transfer or exchange at the Trustee's office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

Global Securities

        Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co. (the Depository's partnership nominee). Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depository or a nominee of the Depository unless it is exchanged first for a Certificated Security.

        The information under the headings "The Depository" and "Book-Entry System" in this section concerning the Depository and the Depository's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

The Depository

        The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that the Depository's participants ("Direct Participants") deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct

Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        The Depository is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Depository Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depository can be found at www.dtcc.com and www.dtc.org.

        The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

        We anticipate that the following provisions will apply to all depository arrangements unless the prospectus supplement states otherwise.

        Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or Indirect Participants.

        Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities. Purchases of Debt Securities under the Depository system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depository's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        To facilitate subsequent transfers, all Debt Securities deposited by Direct Participants with the Depository are registered in the name of the Depository's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depository. The deposit of Debt Securities with the Depository and their registration in the name of Cede & Co. or such other the Depository nominee do not effect any change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Debt Securities; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as the Depository or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

        We will make payments of redemption proceeds, principal, premium, if any, and interest, if any, on book-entry Debt Securities to the Depository or its nominee, as the registered owner of the Global Security representing such Debt Securities. Neither we nor the Trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

        We expect that the Depository, upon receipt of any redemption proceeds or any principal, premium or interest payment, will immediately credit Direct Participants' accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depository. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and accordingly will be the responsibility of the Direct and Indirect Participants and not of the Depository, its nominee, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds or principal, premium, or interest payments to the Depository or its nominee is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depository and disbursement of such payments to Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        As long as the Debt Securities are held by the Depository or its nominee and the Depository continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds.

        We expect that the forwarding of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect from time to time. Neither the Depository nor Cede & Co. (nor any other Depository nominee) will consent or vote with respect to the Debt Securities unless authorized by a Direct Participant in accordance with the Depository's procedures. We are advised that the Depository's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

        In the event the Depository is unwilling or unable to continue as Depository for a series of Debt Securities and we do not appoint a successor Depository within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

        We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

Certain Covenants of the Company

        Restrictions on Liens.    We will not, and will not permit any Restricted Subsidiary (as defined under the heading "Certain Definitions" below) to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage (as defined under the heading "Certain Definitions" below):

  •
  upon any of our property or the property of any Restricted Subsidiary; or

  •
  upon any shares of stock of any Restricted Subsidiary;

without ensuring that the Debt Securities are equally and ratably secured with such indebtedness for borrowed money. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

  (1)
  mortgages existing on August 1, 2006;

  (2)
  certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

  (3)
  mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

  (4)
  mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

  (5)
  mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

  (6)
  any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

  (7)
  liens in connection with certain legal proceedings;

  (8)
  liens for certain taxes or assessments or certain governmental charges or levies, landlord's liens and charges incidental to the conduct of our business or the business of a Restricted Subsidiary or the ownership of property and assets by us or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money or the obtaining of advances or credit and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

  (9)
  mortgages not otherwise excepted above securing indebtedness for borrowed money which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of the Restricted Subsidiaries secured by mortgages not otherwise excepted above, does not exceed 12.5% of our Consolidated Net Tangible Assets (as defined under the heading "Certain Definitions" below).

        Restrictions as to Dividends and Certain Other Payments.    We may not pay or declare any dividend or make any distributions on any of our capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, our capital stock) or make any payment ourselves or through any

Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

  (1)
  we have failed to pay interest on the Debt Securities for at least 30 days after such interest was due;

  (2)
  we have failed to pay the principal or premium, if any, on the Debt Securities when due and payable at maturity, upon redemption, by declaration or otherwise; or

  (3)
  we have failed to deposit any sinking fund payment with respect to Debt Securities when and as due.

        Restrictions on Investments in Non-Restricted Subsidiaries.    We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of, or default under, the Indenture.

        Limited Covenants in the Event of a Highly Leveraged Transaction.    Other than the covenants included in the Indenture that are described above or below under the heading "Merger and Sale of Assets," there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

Certain Definitions

        Certain significant terms which are defined in the Indenture are set forth below:

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

  (1)
  all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes;

  (2)
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet; and

  (3)
  investments and equity in the net assets of Non-Restricted Subsidiaries.

        "Mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and (2) any other Subsidiary of which the majority of the voting stock is owned, directly or indirectly, by one or more Non-Restricted Subsidiaries, if such Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such Subsidiary is a limited partnership.

        "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

        "Subsidiary" means any corporation, partnership or trust of which we or one or more other Subsidiaries own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the stock or other interests evidencing ownership in such corporation, partnership or trust, which ordinarily has voting power for the election of directors (or other persons performing equivalent functions).

Merger and Sale of Assets

        We may consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety only if the following conditions are satisfied:

  (1)
  the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

  (2)
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

  (3)
  if, as a result of such consolidation, merger, conveyance, transfer or lease, our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or such Person will have taken appropriate steps to secure any of the Debt Securities equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of a lease, we will be relieved of all obligations under the Indenture.

Events of Default

        The Indenture defines an Event of Default with respect to Debt Securities of any series as being any one of the following occurrences:

  (1)
  our failure to pay any installment of interest on the Debt Securities of that series when due and payable, and the continuation of our failure to pay for 30 days or more;

  (2)
  our failure to pay all or any part of the principal of or premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

  (3)
  our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

  (4)
  our default in the performance of any other covenant contained in the Indenture or any Debt Security of that series (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice to us by the Trustee, or notice to each of us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

  (5)
  our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) after expiration of any applicable grace periods or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

  (6)
  certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary; or

  (7)
  any other events of default provided in a supplemental indenture, if any, or an officer's certificate, if any, with respect to the Debt Securities of that series.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

        The holder of any Debt Security of any series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

  (1)
  the holder previously gives the Trustee written notice of an Event of Default with respect to that series, and that Event of Default is continuing;

  (2)
  the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee; and

  (3)
  the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice.

        However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

        We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether we are in default under the Indenture and, if we are in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by us and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

  (1)
  change the stated maturity of the principal of, or any installment of principal or interest on, any Debt Security;

  (2)
  reduce the principal amount payable of, the rate of interest on, or any premium payable upon the redemption of any Debt Security;

  (3)
  reduce the amount of principal of an original issue discount security that would be due and payable upon a declaration of acceleration;

  (4)
  adversely affect any right of repayment at the option of the holder of any Debt Security;

  (5)
  reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

  (6)
  make any Debt Security payable in a currency other than that stated in the Debt Security;

  (7)
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof; or

  (8)
  reduce the percentage in principal amount of outstanding Debt Securities of any series whose holders must consent to any amendment, supplement or waiver.

        We, when authorized by a resolution of our Board of Directors, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for the following purposes:

  (1)
  to evidence our succession by another corporation;

  (2)
  to add covenants for the benefit of the holders of all or any series of Debt Securities or any additional Event of Default;

  (3)
  to permit or facilitate the issuance of Debt Securities in bearer or uncertificated form;

  (4)
  to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision;

  (5)
  to secure the Debt Securities;

  (6)
  to establish the form or terms of the Debt Securities of any series as permitted under the Indenture;

  (7)
  to evidence the appointment of a successor trustee with respect to one or more series of Debt Securities;

  (8)
  to cure any ambiguity; or

  (9)
  to correct or supplement any provision of the Indenture inconsistent with other provisions or make any other provision which does not materially adversely affect the interests of the holders of Debt Securities.

Defeasance and Covenant Defeasance

        We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

  (1)
  our obligation to register, transfer and exchange certificated Debt Securities;

  (2)
  our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

  (3)
  our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents;

  (4)
  our obligation to prepare and exchange definitive Debt Securities for any temporary Debt Securities issued, if any;

  (5)
  our obligation to hold in trust, or cause the paying agent to hold in trust, money for the payment of principal, premium, if any, and interest due on outstanding Debt Securities of that series for the benefit of such holders;

  (6)
  certain obligations to the Trustee; and

  (7)
  certain obligations arising in connection with such discharge of obligations.

        We refer to this as a "defeasance." We may also be released from the covenants described in the Indenture, including the restrictions described above under the heading "Certain Covenants of the Company" and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as "covenant defeasance."

        The conditions we must satisfy for defeasance or covenant defeasance include the following:

  (1)
  We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series, and to pay any mandatory sinking fund or analogous payments.

  (2)
  No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series shall have occurred and be continuing on the date we make the deposit or, for certain purposes, during the period ending on the 123rd day after the date of the deposit, or on the day after the expiration of any longer preference periods.

  (3)
  The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

  (4)
  The defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

        In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

        "U.S. Government Obligations" is defined in the Indenture as securities that are:

  (1)
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

The Trustee

        Deutsche Bank Trust Company Americas acts as the Trustee under the Indenture. We may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee and its affiliates in the ordinary course of business. Affiliates of the Trustee may participate as underwriters, agents or dealers in offerings of our securities, including Debt Securities.

Governing Law

        The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain U.S. federal income tax considerations generally of importance to holders of Debt Securities. With respect to a specific series of Debt Securities, the prospectus supplement relating to such series of Debt Securities may contain additional discussion regarding the U.S. federal income tax considerations with respect to that series of Debt Securities that will supplement or supersede this general discussion. This summary only applies to persons that purchase Debt Securities at their issue price as part of the original issuance of the Debt Securities.

        Subject to any additional discussion in the applicable prospectus supplement, it is expected, and the discussion below assumes, that the holders of all Debt Securities will be entitled to receive payment at maturity equal to at least 100% of the principal amount of such Debt Securities.

        This summary discusses only Debt Securities held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It does not discuss tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt investors, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a currency, interest rate or other hedge, or as a position in a "straddle" or other integrated transaction for tax purposes, U.S. expatriates or persons treated as residents of more than one country, persons who acquire or for U.S. federal income tax purposes are deemed to have acquired Debt Securities in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding Debt Securities through any such entities. This summary does not discuss Debt Securities issued with original issue discount ("OID"). The discussion below is based on existing provisions of the Code, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change, possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Debt Securities, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Debt Securities, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of Debt Securities that is treated as a partnership for U.S. federal income tax purposes, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the Debt Securities.

U.S. Tax Considerations for U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is:

  •
  a citizen or resident of the United States,

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof,

  •
  an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a U.S. person.

Interest

        Interest on the Debt Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder's regular method of tax accounting.

Disposition or Repayment of a Debt Security

        A U.S. Holder generally will recognize taxable gain or loss equal to the difference between any amount realized on the taxable sale, exchange or retirement of the Debt Securities and that holder's adjusted tax basis in the Debt Securities except to the extent that gain or loss is attributable to accrued but unpaid interest. A U.S. Holder's adjusted tax basis in the Debt Securities generally will be equal to that holder's initial investment in the Debt Securities. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the Debt Securities were held by the holder for more than twelve months. The deductibility of capital losses is subject to limitations. Prospective purchasers of Debt Securities should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of the Debt Securities.

Information Reporting and Backup Withholding

        The amount of any interest paid on the Debt Securities in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service ("IRS"). A U.S. Holder may be subject to backup withholding tax with respect to interest payments and gross proceeds from the sale, exchange or disposition of Debt Securities unless (1) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Certain U.S. Tax Considerations for Foreign Holders

        Set forth below is a summary of certain U.S. federal income tax considerations for Foreign Holders of Debt Securities. For purposes of this discussion, "Foreign Holder" means a beneficial owner of a Debt Security that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

Income, Withholding and Estate Tax

        Subject to the discussions of backup withholding and FATCA withholding below:

  •
  Payments of principal of and interest on a Debt Security to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax if, in the case of interest:

  (1)
  the payments are not effectively connected with the conduct of a U.S. trade or business,

    (2)
    the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    (3)
    the Foreign Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

    (4)
    the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described as contingent interest in Section 871(h)(4) of the Code ("Contingent Interest"), and

    (5)
    either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the Debt Security is not a U.S. person and certain other requirements are met or (b) the Foreign Holder holds the Debt Security through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied; and

  •
  A Foreign Holder of a Debt Security will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debt Security unless in general:

  (1)
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

  (2)
  the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual's "tax home" for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual.

        If a Foreign Holder does not qualify for exemption from withholding under the rules summarized above, and the payments are not effectively connected with the conduct of a U.S. trade or business, then such Foreign Holder generally will be subject to U.S. withholding at a rate of 30% (or lower treaty rate under an applicable income tax treaty) on payments of interest on the Debt Securities.

        If a Foreign Holder is engaged in a trade or business in the United States, and if interest on its Debt Securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income on a net basis in the same manner as if it were a U.S. person unless such Foreign Holder properly claims the benefits of an applicable income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States. In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to Foreign Holders, including Foreign Holders that hold Debt Securities through a partnership, qualified intermediary or other "pass-through" entity. Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Debt Securities.

        A Debt Security beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in the decedent's gross estate for U.S. federal estate tax purposes as a result of such individual's death, unless the individual (1) actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) held the Debt Security in connection with a U.S. trade or business, or (3) the Debt Security provided for the payment of Contingent Interest.

Backup Withholding and Information Reporting

        The amount of any interest paid on the Debt Securities in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

        Payments of the proceeds from the sale of a Debt Security held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. federal income tax purposes,

  •
  a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

  •
  a foreign partnership with specified connections to the United States.

        Information reporting and backup withholding may apply to payment of the proceeds from a sale of a Debt Security held by a Foreign Holder to or through the U.S. office of a broker unless the holder establishes an exemption from one or both.

        Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's U.S. federal income tax, provided the necessary information is furnished to the IRS.

FATCA Withholding

        The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA"), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. entities (whether as beneficial owners or intermediaries) that fail to comply with certain certification and information reporting requirements. FATCA as initially enacted generally applies to the Debt Securities issued after March 18, 2012. Recently issued proposed Treasury Regulations extend the grandfathering date and provide that FATCA will generally not apply to Debt Securities that are outstanding on January 1, 2013 (unless the Debt Securities are significantly modified after such date), although taxpayers cannot rely on the proposed Treasury Regulations until they become finalized. If FATCA does apply to any Debt Securities, then, with respect to such Debt Securities, a withholding tax of 30% may apply to payments of interest with respect to the Debt Securities made after December 31, 2013 and to payments made in respect of gross proceeds from sales or other dispositions of the Debt Securities after December 31, 2014. FATCA withholding does not apply with respect to any income that is effectively connected with the conduct of a U.S. trade or business. Prospective purchasers of Debt Securities should consult their own tax advisors regarding the impact of FATCA on their investment in the Debt Securities.

PLAN OF DISTRIBUTION

        We may sell the Debt Securities on a continuous or delayed basis through underwriters, dealers or agents or directly to one or more purchasers.

        If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. We will include the names of the underwriters (including any managing underwriters) or dealers and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act of any of the Debt Securities it offers or sells.

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

        We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Our underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

FINRA Regulations

        Affiliates of ours may act as an underwriter, dealer or agent in a sale of the Debt Securities. Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA") imposes certain requirements when a FINRA member distributes an affiliated company's securities. As a result, we will conduct any offering in which any of our affiliates acts as an underwriter, dealer or agent in compliance with the applicable requirements of Rule 5121.

        None of our affiliates, or any other FINRA member participating in an offering of Debt Securities in which any of our affiliates is acting as an underwriter, dealer or agent, will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

        Our affiliates may use this prospectus in the initial sale of Debt Securities or in a secondary market transaction in Debt Securities after their initial sale. In secondary market transactions, our affiliates may resell the Debt Securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller.

        We will not receive any proceeds from secondary market transactions and we do not expect that any of our affiliates that engage in these transactions will pay any proceeds from secondary market transactions to us. Information about trade and settlement dates, as well as the purchase price, for secondary market transactions will be provided to the purchaser in a separate confirmation of sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O'Melveny & Myers LLP, Los Angeles, California.

$750,000,000

5.875% Senior Notes due 2022

Joint Book-Runners

Citigroup
Morgan Stanley
RBC Capital Markets
UBS Investment Bank
Barclays
BofA Merrill Lynch
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Macquarie Capital

August 16, 2012